Exhibit 2.3

Execution Version

Confidential

STOCK PURCHASE AGREEMENT

by and among

SANA BIOTECHNOLOGY, INC.,

OSCINE HOLDINGS, LLC,

and

each of the members of OSCINE HOLDINGS, LLC,

dated as of

September 10, 2020

i

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A – Form of Offer Letter

Exhibit B – Form of At-Will Employment Agreement

Exhibit C – Form of Consulting Agreement

Exhibit D – Form of Restrictive Covenants Agreement

Exhibit E – Form of FIRPTA Certificate

Schedules

Schedule 1.7(a)(iv) – Company Pluripotent Stem Cell Technology

Schedule 4.1 – Post-Closing Covenants

Schedule 5.1 – Third Party Notices, Consents, Waivers and Terminations

Schedule 6.1(a)(vii) – Indemnification by the Seller Members

Schedule 6.2(a)(i) – Survival of Representations, Warranties and Covenants

Schedule 6.7 – Exclusive Remedy

Schedule 7.1 – Pro Rata Percentage

- i -

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 10, 2020, is by and among Sana Biotechnology, Inc., a Delaware corporation (“Purchaser”), Oscine Holdings, LLC, a Delaware limited liability company (“Seller”), and each of the Seller Members (as defined herein) and, together with Seller, the “Sellers”).

RECITALS

WHEREAS, the board of directors of Purchaser and the managers of Seller have determined that it is advisable and in the best interests of the respective companies and their respective stockholders and members, as applicable, that Purchaser acquire Oscine Corp., a Delaware corporation and wholly-owned subsidiary of Seller (the “Company”), by the purchase of all outstanding capital stock of the Company from Seller (the “Acquisition”) upon the terms and subject to the conditions set forth herein and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Purchaser to enter into this Agreement and in consideration for a portion of the Acquisition Consideration payable under this Agreement: (i) Dr. Steven A. Goldman, M.D., Ph.D. (the “Key Employee”) has entered into an at-will employment arrangement with Purchaser pursuant to his execution of an offer letter (the “Offer Letter”) and an at-will employee agreement (the “At-Will Employment Agreement”), in the forms attached hereto as Exhibit A and Exhibit B, respectively; (ii) Dr. Christina Trojel-Hansen, Ph.D. (the “Key Consultant”) has entered a consulting agreement with Purchaser (the “Consulting Agreement”) in the form attached hereto as Exhibit C; and (iii) the Key Employee and Key Consultant have each executed and delivered a restrictive covenants agreement in the form attached hereto as Exhibit D (each a “Restrictive Covenants Agreement”), and all such agreements described in clauses (i), (ii) and (iii) above shall become effective at the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1 Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Purchaser all of the Outstanding Common Stock, free and clear of all Liens.

Section 1.2 Purchase Price.

(a) Definitions.

(i) “Base Purchase Price” means eight million five hundred thousand dollars ($8,500,000).

(ii) “Closing Consideration” means (A) the Base Purchase Price, minus (B) the Estimated Acquisition Expenses, minus (C) the Holdback Amount.

(iii) “Purchase Price” means the aggregate consideration payable to Seller pursuant to this Agreement.

(b) Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of all of the Outstanding Common Stock, Purchaser shall pay to Seller (i) at the Closing, an amount in cash equal to the Closing Consideration, plus (ii) the Holdback Release Amount and Remaining Retained Amount, if any, in accordance with Section 1.3 and Section 6.6, (iii) any Earn-Out Payment that becomes due and payable pursuant to Section 1.7 in accordance with the terms thereof.

Section 1.3 Holdback. An amount equal to eight hundred fifty thousand dollars ($850,000) (the “Holdback Amount”) shall be withheld from the Purchase Price and used solely as security for the indemnification obligations of the Seller Members pursuant to Article VI of this Agreement. Within five (5) Business Days after the fifteen (15) month anniversary of the Closing Date (the “Holdback Release Date”), Purchaser shall cause the Holdback Release Amount, if any, to be released and paid to Seller in accordance with Section 1.2(b). Within ten (10) Business Days after final resolution of all Unresolved Claims, Purchaser shall cause the Remaining Retained Amount, if any, to be released from the holdback and paid to Seller in accordance with Section 1.2(b).

Section 1.4 The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Pacific time, on the date hereof (the “Closing Date”), at Woodside Counsel, P.C., 203 Redwood Shores Parkway, Suite 610, Redwood Shores, CA 94065.

Section 1.5 Tax Withholding. Purchaser or Purchaser’s agent will be entitled to deduct and withhold from the Purchase Price, or any other payment otherwise payable pursuant to this Agreement, such amounts as Purchaser or Purchaser’s agent determines in good faith is required to be deducted and withheld under any provision of Federal, state, local or foreign Tax Law and to request any necessary tax forms or information, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, and to share such forms with Purchaser, its Affiliates and Purchaser’s agent; provided, however, that in the event Purchaser or Purchaser’s agent determines that any such withholding is or may be required by Law, Purchaser shall (or shall cause Purchaser’s agent to) provide Seller with commercially reasonable notice of such withholding and a reasonable opportunity to provide any forms, certificates or other documentation as may be necessary to reduce or eliminate such withholding. To the extent that amounts are so deducted and withheld and timely paid to the appropriate Taxing authority, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 1.6 Transfer Taxes. Seller shall be responsible for and pay any transfer, documentary, sales, use, stamp, registration, and other such Taxes and any conveyance fees, recording charges and other fees and charges arising out of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) as and when due, other than fifty (50%) of any Transfer Taxes payable to any United States federal, state or local Governmental Entity with respect to the Base Purchase Price, which Purchaser shall be responsible for and pay as and when due. Any Transfer Taxes taken into account in the calculation of Acquisition Expenses shall be treated as having been paid by Seller for purposes of this Agreement.

Section 1.7 Earn-Out.

(a) Certain Definitions.

(i) “Approved Labeling” means, with respect to a Product, the full prescribing information for such Product that has been approved for sales and marketing by the applicable Regulatory Authority, as set forth in or qualified by the labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Product that has been approved by such Regulatory Authority.

(ii) “BLA” means a Biologics License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation) and all amendments and supplements thereto submitted to the FDA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, or any similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for a biologic product in a country or in a group of countries.

(iii) “Commercially Reasonable Efforts” shall mean, with respect to the development of and efforts to obtain Regulatory Approval of a Product, the level of efforts and resources, consistent with the exercise of prudent scientific and business judgment and its normal business practices, that Purchaser would expend for a research program or product candidate, as applicable, owned or licensed by it with similar commercial and development potential and at a similar stage of development or commercialization, taking into consideration, among other things, complexity of development, safety and efficacy, product profile, the competitiveness of alternative products, regulatory concerns, potential market and market size, proprietary position and potential profitability.

(iv) “Company Pluripotent Stem Cell Technology” means any and all proprietary Company Intellectual Property constituting scheduled patent assets, proprietary trade secrets or know-how that is (A) (1) set forth on Schedule 1.7(a)(iv) and solely owned by or exclusively licensed to the Company, both as of immediately prior to and immediately after Closing, or (2) set forth on Schedule 1.7(a)(iv) and asterisked as covered by this Section 1.7(a)(iv)(A)(2) and non-exclusively licensed to the Company as of immediately prior to the Closing, solely to the extent that such Company Intellectual Property is exclusively licensed to the Company for no additional consideration within ninety (90) days after the Closing, but excluding, in the case of clauses (1) and (2) any trade secrets or other know-how that has been or becomes published or is or becomes publicly available, and (B) directed to pluripotent stem cell derived glial cell precursor technology, and/or to the use of pluripotent stem cell derived glial cell precursor technology in human neurologic disorder cell regeneration. For clarity, any rights reserved by the University of Rochester pursuant to Section 3.2 of the Rochester License shall not preclude any patent assets licensed to the Company thereunder from being considered “exclusively licensed” to the Company for purposes of this definition.

(v) “Distinct Indication” means an Indication that is separate and distinct from another Indication for a given Product that has received Regulatory Approval.

(vi) “Distinct Jurisdiction” means a country or countries that are separate and distinct from a country or countries that has or have received Regulatory Approval for a given Product.

(vii) “Earn-Out Payment” means the Phase II Milestone Payment, the First Approval Milestone Payment, any Subsequent Approval Milestone Payment, any Danish Approval Milestone Payment or any Primary Approval Milestone Payment, as applicable.

(viii) “Earn-Out Period” means the period starting on the Closing Date and continuing until the twentieth (20th) anniversary thereof.

(ix) “Indication” means a discrete disease, disorder, or medical condition that a Product is intended to treat, prevent, cure, or ameliorate, as set forth in the Approved Labeling for such Product.

(x) “Milestone” means the Phase II Milestone, the First Approval Milestone, any Subsequent Approval Milestone, any Danish Approval Milestone, the First Primary Approval Milestone, or the Second Primary Approval Milestone, as applicable.

(xi) “NDA” means a New Drug Application (as more fully described in U.S. 21 C.F.R. Parts 314.50 et seq. or its successor regulation) and all amendments and supplements thereto, submitted to the FDA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, or any similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for a product containing a small molecule compound or diagnostic product, in a country or in a group of countries.

(xii) “Phase II Clinical Trial” means a human clinical trial of a cellular therapy product in the United States that satisfies the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population; provided, that a Product administered to a patient in a Phase I/II clinical trial will only be considered administered to such patient as part of a Phase II Clinical Trial if such Product was administered to such patient as part of the portion of such clinical trial that is intended to and expressly satisfies the requirements of the definition of a Phase II Clinical Trial set forth above.

(xiii) “Product” means any therapeutic product for neurologic disorders that: (A) contains (1) glial progenitor cells (“GPCs”), including oligodendrocyte progenitor cells and astrocyte progenitor cells, derived from embryonic stem cells (“ESCs”) or induced pluripotent stem cells (“iPSCs”); (2) cells derived from GPCs derived from ESCs or iPSCs; or (3) oligodendrocytes or astrocytes derived from ESCs or iPSCs; and (B) is developed by or on behalf of Purchaser or any of its Subsidiaries; and (C) uses or incorporates and is materially dependent upon Company Pluripotent Stem Cell Technology.

(xiv) “Regulatory Approval” for a Product means, (A) in the United States, approval by the FDA of an NDA or BLA or other applicable regulatory filing and satisfaction of related applicable FDA registration and notification requirements, if any, or (B) in any country other than the United States, approval by Regulatory Authorities having jurisdiction in such country of a single application or set of applications comparable to an NDA or BLA or other applicable regulatory filing and satisfaction of related applicable registration and notification requirements, if any, in each case ((A) or (B)), together with any other approvals, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity or national health service necessary to manufacture and commercialize any Product, including any such pricing and reimbursement approvals required by any such governmental entity or national health service (and excluding any private sector enterprise, including without limitation any private health insurer or insurance company).

(b) Product Development.

(i) During the Earn-Out Period, Purchaser shall use Commercially Reasonable Efforts to develop and obtain Regulatory Approval for the marketing of one or more Products.

(ii) During the three (3) year period beginning on the Closing Date, which period may be extended by Seller for not more than one additional year with written the consent of Purchaser (such consent not to be unreasonably conditioned, withheld or delayed), Purchaser shall use Commercially Reasonable Efforts to spend a minimum of (A) sixteen million dollars ($16,000,000) developing possible Products, including internal Purchaser personnel and other internal Purchaser costs and via sponsored research or other third-party arrangements, and (B) six million five hundred thousand dollars ($6,500,000) on central nervous system cell research-related activities including via sponsored research or other third-party arrangements, which may or may not relate directly or indirectly to a Product. For purposes of this Section 1.7(b)(ii), the determination as to whether any expenditure is in respect of development pursuant to clause (A) or research-related activities pursuant to clause (B) shall be made by Purchaser in good faith after consultation with the Key Employee. If, thereafter, the Key Employee believes in good faith that any expenditure determined by Purchaser to count toward the spending requirements set forth in clause (A) or (B) of this Section 1.7(b)(ii) is not properly characterized as belonging within the definition of the clause which Purchaser has so determined (including, for the avoidance of doubt, an expenditure that is not properly characterized in either clause (A) or (B)), then the Key Employee may provide Purchaser with written notice thereof expressly referring to this Section 1.7(b)(ii), specifying the contested expenditures. If such notice is given, the Chief Executive Officer of Purchaser shall meet with the Key Employee (by videoconference or telephone call) within ten (10) Business Days after the date of such notice to discuss the Key Employee’s belief that such expenditures do not satisfy the requirements set forth in this section. The Key Employee may not request more than two (2) such meetings with the Chief Executive Officer of Purchaser in any twelve (12) month period.

(iii) Within twelve (12) months after receiving substantially all Phase I data related to the prospectively defined primary endpoint and all pre-specified endpoints, along with a substantially complete safety and tolerability data set with respect to the first Product contemplated by the Phase II Milestone below, Purchaser, in consultation with Seller, will decide whether or not to continue with a Phase II study plan. In the event Purchaser decides to continue with a Phase II study plan, Purchaser shall as promptly as reasonably practicable deliver to Seller a Phase II protocol synopsis, fully incorporating any feedback from the FDA during the end-of-Phase I meeting(s).

(c) Development Progress Meetings. Purchaser shall maintain, and shall cause its Subsidiaries and Licensees to maintain, reasonable documentation, consistent with Purchaser’s customary practices, regarding development activities relating to the efforts undertaken to achieve the conditions required to satisfy the Milestones. In addition, until the earliest of (i) such time as all Earn-Out Payments have been paid by Purchaser pursuant to this Section 1.7, (ii) the end of the Earn-Out Period, or (iii) a Termination Decision, if Seller requests in writing a meeting with representatives of Purchaser to discuss the status of Purchaser’s efforts to achieve the conditions required to satisfy the Milestones (a “Development Progress Meeting”), Purchaser shall make one or more representatives of Purchaser (as determined by Purchaser, provided that at least one of such representatives shall be an appropriate member of the executive management team of Purchaser) available for a Development Progress Meeting (by videoconference or in Purchaser’s offices) at such date and time as shall be mutually agreed upon by Purchaser and Seller. At each Development Progress Meeting, Purchaser’s representatives shall make a presentation covering material developments since the last meeting and respond to Seller’s inquiries in order to reasonably enable Seller to evaluate Purchaser’s compliance with its obligations hereunder; provided that in no event shall Purchaser be required to prepare any documentation that does not then exist. Seller may not request more than two (2) Development Progress Meetings with Purchaser in any twelve (12) month period. Any information disclosed in such meeting shall be subject to Section 4.2 hereof.

(d) Milestones. Subject to the limitations of this Agreement, upon realization of the Milestones set forth below, Purchaser shall pay Seller the amounts set forth below in accordance with this Section 1.7:

(i) Phase II Milestone. Upon the first administration of a Product in or to a human patient in a Phase II Clinical Trial by or on behalf of Purchaser (the “Phase II Milestone”), Purchaser shall pay to Seller forty-five million dollars ($45,000,000) (the “Phase II Milestone Payment”). In no event shall Purchaser be required to pay for any more than one (1) Phase II Milestone (forty-five million dollars ($45,000,000) total).

(ii) First Approval Milestone. Upon receipt by Purchaser of the first Regulatory Approval by the FDA or the EMA for any Product (the “First Approval Milestone”), Purchaser shall pay to Seller twenty million dollars ($20,000,000) (the “First Approval Milestone Payment”). In no event shall Purchaser be required to pay for any more than one (1) First Approval Milestone (twenty million dollars ($20,000,000) total).

(iii) Subsequent Approval Milestones. Upon receipt by Purchaser of Regulatory Approval by the FDA or the EMA of the marketing and sale of any Product for a Distinct Indication or in a Distinct Jurisdiction (each such approval, a “Subsequent Approval Milestone”), Purchaser shall pay to Seller ten million dollars ($10,000,000) (each, a “Subsequent Approval Milestone Payment”); provided, however, that in no event shall Purchaser be required to pay for any more than six (6) Subsequent Approval Milestones (sixty million dollars ($60,000,000) total).

(iv) Danish Approval Milestones. Upon receipt by Purchaser of the first Regulatory Approval by the applicable Regulatory Authority in Denmark (other than the EMA) for (A) any Product for which Regulatory Approval has not previously been received from the EMA or any other applicable Regulatory Authority in Denmark, or (B) any Product for a Distinct Indication for which Regulatory Approval has not been previously received by the EMA or any other applicable Regulatory Authority in Denmark (each such approval, a “Danish Approval Milestone”), Purchaser shall pay to Seller two hundred thousand dollars ($200,000) (each, a “Danish Approval Milestone Payment”); provided, however, that in no event shall Purchaser be required to pay for any more than four (4) Danish Approval Milestones (eight hundred thousand dollars ($800,000) total).

(v) Primary Approval Milestones. (A) Upon receipt by Purchaser of Regulatory Approval by the FDA of the marketing and sale of the first Product for an Indication with an annual U.S. incidence of greater than two thousand (2,000) patients (the “First Primary Approval Milestone”), Purchaser shall pay to Seller fifty million dollars ($50,000,000) (the “First Primary Approval Milestone Payment”), and (B) upon receipt by Purchaser of Regulatory Approval by the FDA of the marketing and sale of the second Product for a Distinct Indication with an annual U.S. incidence of greater than two thousand (2,000) patients (the “Second Primary Approval Milestone” together with the First Primary Approval Milestone, the “Primary Approval Milestones”) Purchaser shall pay to Seller fifty million dollars ($50,000,000) (the “Second Primary Approval Milestone Payment” together with the First Primary Approval Milestone Payment, the “Primary Approval Milestone Payments”); provided, that in no event shall Purchaser be required to pay for any more than two (2) Primary Approval Milestones (i.e., one hundred million dollars ($100,000,000) total).

Notwithstanding the foregoing, in no event will Purchaser be required to pay more than two hundred twenty-five million eight hundred thousand dollars ($225,800,000) in aggregate Milestone Payments pursuant to this Section 1.7.

(e) Notification; Payment.

(i) Purchaser shall notify Seller in writing of the achievement of a Milestone within forty-five (45) days after such occurrence (the “Notification Date”). If the Notification Date occurs prior to the initial public offering of the Purchaser Common Stock, then (A) such notice shall be accompanied by copies of (x) Purchaser’s financial statements for the most recent fiscal quarter and fiscal year and (y) the most recent investor deck and other similar marketing materials provided to investors and prospective investors of Purchaser and (B) if requested by Seller, Purchaser shall make its Chief Financial Officer available for a meeting (by videoconference or in Purchaser’s offices) to address Seller’s questions regarding such materials and such other information concerning the Purchaser and its business, operations and financial condition as Seller may reasonably request to discuss, at such time and date as shall be mutually agreed upon by Purchaser and Seller.

(ii) Thereafter, Purchaser and Seller will negotiate in good faith to agree upon the proportion of each Milestone Payment to be paid in cash versus shares of Purchaser Common Stock. If no agreement is reached by Purchaser and Seller within thirty (30) days after the Notification Date, fifty percent (50%) of such Milestone Payment shall be paid in cash and fifty percent (50%) of such Milestone Payment shall be paid in Purchaser Common Stock, unless Purchaser elects in its sole discretion to pay one hundred percent (100%) of such Milestone Payment in cash.

(iii) Purchaser shall pay or cause to be paid (x) the cash portion, if any, of the applicable Milestone Payment to Seller within ten (10) Business Days after the determination of the proportion of the applicable Milestone Payment to be paid in cash versus shares of Purchaser Common Stock in accordance with Section 1.7(e)(ii), and (y) the stock portion, if any, of the applicable Milestone Payment to Seller within thirty (30) calendar days after the determination of the proportion of the applicable Milestone Payment to be paid in cash versus shares of Purchaser Common Stock in accordance with Section 1.7(e)(ii). The cash portion, if any, of any such Milestone Payment shall be paid by wire transfer of readily available funds to a bank account or bank accounts designated in writing by Seller. The stock portion, if any, shall be paid by the issuance to Seller of a number of shares of Purchaser Common Stock equal to (A) the applicable Milestone Payment, divided by (B) (1) if the Purchaser Common Stock is publicly traded on a national stock exchange, the average daily VWAP for the thirty (30) trading days immediately preceding the fifteenth (15th) day after the date of achievement of the applicable Milestone, or (2) if the Purchaser Common Stock is not traded on a national stock exchange, the original issue price per share at which shares of Purchaser preferred stock were issued in Purchaser’s last round of preferred stock financing, as set forth in the Purchaser’s Certificate of Incorporation as then in effect (any such shares are referred to herein as “Acquisition Shares”).

(iv) Notwithstanding the foregoing, payment of the stock portion of any Milestone Payment shall be conditioned upon (A) the representations and warranties of Purchaser in Section 3.5 hereof being true, correct and complete as of the Closing Date and as of the date of issuance of such Acquisition Shares; (B) the representations and warranties of Seller in Section 2.24 hereof being true, correct and complete as of the Closing Date and as of the date of issuance of such Acquisition Shares (excluding the representation set forth in clause (c) thereof if, at such time, the Purchaser Common Stock is traded on a national stock exchange); (C) if Purchaser Common Stock is not traded on a national stock exchange, and if required by Purchaser, Seller’s (and if a distribution is to be made of such shares by Seller to the Seller Members, each Seller Member’s (including any Permitted Transferee’s)) execution and delivery to Purchaser of a joinder agreement or counterpart signature page to (1) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 13, 2019, by and among Purchaser and the stockholders party thereto, as amended from time to time (the “ROFR Agreement”), making Seller (or such Seller Member) a party to such agreement as a Key Holder, and (2) the Amended and Restated Voting Agreement, dated as of February 13, 2019, by and among Purchaser and the stockholders party thereto, as amended from time to time (the “Voting Agreement”), each in form reasonably satisfactory to Purchaser; and (D) the execution by Seller and each Seller Member (including any Permitted Transferee) of such other documents, agreements, certifications, and representations as Purchaser may reasonably request solely to the extent each such document, agreement, certification and representation is (1) in furtherance of the restrictions on transfer and voting contemplated by this Section 1.7(e)(iv) or (2) determined in good faith by Purchaser to be necessary to satisfy applicable securities Law requirements, including, if a distribution is to be made of such shares by Seller to the Seller Members, representations and warranties from each Seller Member (including each Permitted Transferee) equivalent to those set forth in Section 2.24. In the event that the conditions set forth in clauses (B) – (D) of the immediately preceding sentence have not been satisfied by Seller and, to the extent applicable, the Seller Members (including any Permitted Transferee)

(each, for purposes of this Section 1.7(e)(iv), a “default”), within 180 days after determination of the proportion of the applicable Milestone Payment to be paid in cash versus shares of Purchaser Common Stock in accordance with Section 1.7(e)(ii), then (i) Purchaser may provide written notice of such default to the defaulting party and the defaulting party shall have twenty (20) Business Days after delivery thereof in accordance with Section 8.4 to cure such default, (ii) if such default is not cured within such twenty (20) Business Day period, Purchaser may provide a second written notice of default to the defaulting party and unless any such default is cured within twenty (20) Business Days after delivery of such second written notice of default in accordance with Section 8.4, (x) in the case of a default by a Seller Member (including any Permitted Transferee), the stock portion of such Milestone Payment otherwise distributable to such defaulting Seller Member (including any Permitted Transferee) shall be cancelled and permanently forfeited, and (y) in the case of a default by Seller, all of the stock portion of such Milestone Payment shall be cancelled and permanently forfeited. In furtherance thereof, any such Seller Member so defaulting irrevocably waives its entitlement to any equity Milestone Payment received by Seller on behalf of any non-defaulting Seller Members and agrees to execute such further documentation, if any, as may be necessary or appropriate to effect such pro rata waiver.

(v) In addition, the payment date for the stock portion of any such Milestone Payment may be delayed as reasonably necessary to allow Purchaser to comply with or to obtain any governmental, regulatory, board, stockholder or other third-party consents necessary to effect such stock issuance in compliance with all applicable Laws and Purchaser’s then-existing agreements. In the event that Purchaser is unable to do so within 90 days (provided that if Purchaser determines that (A) any consent or approval of any Governmental Entity is necessary in connection with the payment of the stock portion of such Milestone Payment or (B) if Purchaser is then subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, the approval of Purchaser’s stockholders is necessary in connection with the payment of the stock portion of such Milestone Payment, then such period shall be extended to 180 days) after determination of the proportion of the applicable Milestone Payment to be paid in cash versus shares of Purchaser Common Stock in accordance with Section 1.7(e)(ii), Purchaser shall make the applicable payment in full in cash in lieu of stock.

(vi) Each of Purchaser and Seller (A) shall, and shall cause their respective affiliates to, treat all Earn-Out Payments made pursuant to this Agreement as additional Purchase Price for U.S. federal and applicable state and local income tax purposes, and (B) shall not, and shall not cause or permit their respective affiliates to, take any position on any Tax Return or before any Tax authority inconsistent with such treatment, except, in each case, to the extent otherwise required by a change in law after the date hereof or pursuant to a “final determination” by the Internal Revenue Service under Section 1313 of the Code.

(f) Remedies & Limitations.

(i) If Seller believes in good faith that Purchaser has breached its obligations under this Section 1.7, then Seller shall provide Purchaser with written notice thereof, which notice shall specify in reasonable detail the alleged breach (a “Notice of Breach”).

(ii) If Seller reasonably determines that Purchaser has not satisfied or likely will not satisfy the spending requirements set forth in Section 1.7(b)(ii) within the period set forth therein (collectively, the “Spending Requirements”), then Seller shall send Purchaser a written notice of negotiation (the “Negotiation Notice”). Upon receipt by Purchaser of the Negotiation Notice, both parties shall negotiate in good faith for a period of up to three (3) months to determine whether or not a breach of the Spending Requirements has occurred, and, if necessary, the creation of a revised budget and related timeline (the “Revised Spending Requirements”). If the parties adopt the Revised Spending Requirements in lieu of the Spending Requirements, then Purchaser shall be required to effect the spending contemplated thereby within the time period specified therein. If the parties do not adopt the Revised Spending Requirements, then Purchaser shall remain free to satisfy the original Spending Requirements by completing the expenditures contemplated thereby within the later of (A) the original three years contemplated by the Spending Requirements plus a twelve (12) month cure period, and (B) twelve (12) months after receipt of such Notice of Negotiation. If Purchaser nonetheless breaches either the Spending Requirements or the Revised Spending Requirements, as applicable, then Seller’s sole remedy for such breach shall be for Seller to cause Purchaser to effect an Assignment Transaction pursuant to Section 1.8. To exercise such remedy, Seller must give written notice thereof to Purchaser within three (3) months after the end of the cure period set forth this paragraph.

(iii) If, prior to the earlier of achievement of the Phase II Milestone and a Termination Decision, Purchaser materially breaches its covenant to use Commercially Reasonable Efforts as provided herein, and fails to reasonably remedy any such breach within three (3) months after receipt of a Notice of Breach, then Seller’s sole remedy for such breach shall be either (A) to cause Purchaser to effect an Assignment Transaction pursuant to Section 1.8, or (B) to pursue a breach claim for monetary damages arising from the alleged breach by Purchaser, but not both. To exercise the remedy, Seller must give written notice thereof to Purchaser within three (3) months after the end of the cure period set forth in the immediately preceding sentence.

(iv) If, after the achievement of the Phase II Milestone, Purchaser materially breaches its covenant to use Commercially Reasonable Efforts as provided herein and fails to remedy such breach within three (3) months after receipt of a Notice of Breach, then Seller’s sole remedy shall be to pursue a breach claim for monetary damages arising from the alleged breach by Purchaser. To exercise such remedy, Seller must give written notice thereof to Purchaser within three (3) months after the end of the cure period set forth in the immediately preceding sentence

(v) Except with respect to an Assignment Transaction as provided herein, in no event shall Seller be entitled to pursue specific performance or an injunction as a remedy for any breach of the terms of Section 1.7.

(vi) Disputes pursuant to this Section 1.7 shall be subject to the arbitration provisions set forth in Section 8.8. During any such arbitration process, the time periods set forth in this Section 1.7(f) will be tolled.

(g) Miscellaneous.

(i) Notwithstanding the foregoing, with respect to the decision of whether or not to proceed with development efforts through the Phase II Milestone, Commercially Reasonable Efforts may not give effect to other Purchaser product portfolio opportunities (other than other potential Products opportunities) and related financial considerations that are unique to Purchaser and not shared by other industry participants.

(ii) If Purchaser sells, assigns, exclusively licenses or otherwise transfers all or substantially all of the assets of the Company, as such assets exist on the date hereof, during the Earn-Out Period, Purchaser shall cause the acquirer to agree in writing to fulfill Purchaser’s obligations pursuant to this Section 1.7 and Section 1.8; provided that the provisions of Section 1.8(c) shall continue to apply to Purchaser in addition to such acquirer.

(iii) The right of Seller to receive any portion of any Earn-Out Payment: (A) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon such Person only the rights of a general unsecured creditor under applicable state Law), (B) will not be represented by any form of certificate or instrument, (C) is not redeemable, and (D) may not be Transferred and any purported Transfer in violation of this clause shall be null and void.

(iv) Nothing in this Section 1.7 shall (A) create any employment right or entitlement of any Person that is an employee of the Company prior to the Closing Date, or any Person that is an employee of Purchaser after the Closing Date; (B) represent an ownership interest in Purchaser; or (C) create any fiduciary duty on the part of Purchaser to any Person with respect to any Earn-Out Payment. Except as set forth in the development covenants set forth in Section 1.7(b) above and Section 1.7(g)(i), Purchaser assumes no obligation or commitment to cause the realization of any Milestone. In furtherance thereof, Seller acknowledges that the development of the technology acquired hereby consistent with the terms hereof may not result in the realization of any Milestone payments contemplated hereby.

(v) Subject to Section 6.6(f) hereof, any Earn-Out Payment that is payable to Seller shall be reduced by the Offset Amount (as defined below), if any, as of the date immediately prior to the payment date of the Earn-Out Payment.

(vi) Purchaser hereby agrees that if Purchaser or any of its Affiliates, including any other Subsidiaries of Purchaser after the Closing, files for relief under the United States Bankruptcy Code (the “Bankruptcy Code”), or otherwise becomes subject to a Proceeding under the Bankruptcy Code, it shall use its commercially reasonable efforts to obtain as soon as reasonably practicable the entry of an order from the applicable bankruptcy court, pursuant to the provisions of the Bankruptcy Code (including sections 105 and 365 of the Bankruptcy Code), authorizing and directing Purchaser to assume this Agreement and the payments contemplated hereunder. Purchaser and Seller agree that if required pursuant to such an order, the Earn-Out Amount may be paid to Seller in the form of subordinated notes, provided that the unpaid principal amount of such subordinated notes shall accrue interest at a rate per annum equal to the prime rate as published in The Wall Street Journal, in effect on the date such payment is required to be made, compounding quarterly from the date such payment was required to be made through the date such payment was actually received.

Section 1.8 Assignment Transaction; Right of First Negotiation.

(a) Notice of Termination Decision. If Purchaser’s chief executive officer affirmatively determines in his or her discretion to terminate and abandon all development activities with respect to all Products prior to the end of the Earn-Out Period, then he or she will submit such recommendation to Purchaser’s board of directors, and if Purchaser’s board of directors in its discretion affirmatively concurs with such determination in due course (such decision, a “Termination Decision”), Purchaser shall promptly thereafter (and in any event within ten (10) Business Days) send written notice thereof to Seller. If Seller desires to accept the assignment of the assets and assume the related liabilities described in clause (b) below pursuant to the terms thereof (the “Assignment Election”) and/or exercise a right of first negotiation pursuant to clause (c) below (the “Negotiation Election”), Seller shall deliver written notice of its election to do so to Purchaser within three (3) months after receipt of notice of the Termination Decision. If Seller does not provide either such notice within such period, then Purchaser shall have no further obligation with respect to this Section 1.8. As used in Section 1.8(b) below only, the term “Assignor” means Purchaser, as assignor; the term “Assignee” means Seller or its designated assignee, as assignee; and the term “Assignment Transaction” means the transfer of the Assigned Assets (as defined below), the assumption of the Assumed Liabilities (as defined below) and the license of the Licensed Data (as defined below).

(b) Assignment of Assets and Assumption of Liabilities. Subject to the limitations and conditions herein, following receipt of an Assignment Election, the Assignor and Assignee agree to incorporate the following terms and conditions into definitive agreements that effect the Assignment Transaction (the “Definitive Agreements”):

(i) Assigned Assets. Assignor shall transfer and assign to Assignee all of Assignor’s right, title and interest, if any, in or to the following assets of Seller (collectively, the “Assigned Assets”):

(A) the Rochester License;

(B) the Seed Bank Supply Agreement, dated July 9, 2018, between Hadasit Medical Research Services and Development Ltd. and the Company, as amended effective as of the Closing Date and as may be amended from time to time thereafter (the “Hadasit Supply Agreement”);

(C) the Rochester SRA; and

(D) any registered trademark then maintained by Assignor that includes the word “Oscine”.

For the avoidance of doubt, except as expressly set forth above, the Assigned Assets shall not include any assets of Purchaser existing prior to the Closing or arising thereafter, including any assets developed, purchased, acquired or in-licensed by Assignor after the Closing, or any assets of any licensor, partner, acquirer, Affiliate (other than a wholly-owned Subsidiary of Assignor) or parent entity of Assignor.

The foregoing assignment shall be made on an “as is” basis, without representation or warranty from the Assignor of any type, whether express or implied, including the sufficiency of the Acquired Assets for any purposes, or any implied warranty of merchantability, fitness for a particular purposes or non-infringement. The Assigned Assets shall be subject to any and all joint ownership rights or obligations, licenses or other Liens of Assignor (other than any security interest in the assets of Assignor generally) relating to the Assigned Assets as in effect at the time of the Assignment Transaction or arising thereafter. The Assigned Assets shall not include the transfer of any asset or any interest therein which Assignor is unable to effect unilaterally, except to the extent such consent is expressly obtained, as provided below.

(ii) Assumed Liabilities. Assignee shall agree to assume and become liable for, and to pay, perform and discharge as and when due, all Liabilities (whether known or unknown, vested or unvested, asserted or unasserted, absolute or contingent, accrued or unaccrued, assessed or unassessed, actual or potential, and due or to become due), arising from or related to the Assigned Assets, including covenants, payments, premiums, penalties or obligations, other than the Retained Liabilities and specifically including the Specified Liabilities (collectively, the “Assumed Liabilities”). “Retained Liabilities” means any Liabilities arising from the conduct of the business related to the Assigned Assets prior to the closing of the Assignment Transactions, other than the Specified Liabilities. “Specified Liabilities” means any Liabilities that pre-date the closing of the Assignment Transaction, but become due and payable or arise as a result of the conduct of the business related to the Assigned Assets after such closing, including any additional payment or royalty obligations that thereafter become due and payable to the University of Rochester or its Affiliates under the Rochester License or the Rochester SRA or to Hadasit Medical Research Services and Development Ltd. or its Affiliates under the Hadasit Supply Agreement; provided, that the Specified Liabilities shall not include any Liabilities arising out of or related to any breach of Contract or violation of applicable Law by Purchaser or any of its Affiliates. The Retained Liabilities shall remain the sole and exclusive Liabilities of Purchaser.

(iii) Licensed Data. Subject to the applicable terms and conditions of this Agreement, Assignor shall agree to license to Assignee on a non-exclusive, royalty-free, worldwide, perpetual basis Assignor’s right and interest, if any, in or to clinical trial data generated by or on behalf of Assignor under a study protocol for any clinical trial investigating the safety or efficacy of any Product and in which such Product is administered to study subjects enrolled under such study protocol (the “Licensed Data”), solely for use of such data by Assignee in the field of treatment of neurologic disorders with therapeutic products that comprise (A) GPCs, including oligodendrocyte progenitor cells or astrocyte progenitor cells, derived from ESCs or iPSCs, (B) cells derived from GPCs derived from ESCs or iPSCs, or (C) oligodendrocytes or astrocytes derived from ESCs or iPSCs (the “Licensed Field”). Assignee shall not be entitled to sell, assign, sublicense or otherwise transfer the Licensed Data, any portion thereof, or any license thereto granted by Assignor pursuant to the foregoing sentence, except that any such license to the Licensed Data shall be (1) sublicensable by Assignee solely in connection with a sublicense of all or substantially all of (a) the Assigned Assets (to the extent then in existence) and (b) the intellectual property rights then in existence that are owned or controlled by Assignee that at any time were the subject of or within the Assigned Assets, in furtherance of Assignee’s research, development and/or commercialization of therapeutic products in the Licensed Field and (2) transferrable by Assignee to an acquiror of all of the Assigned Assets, in each case (1) or (2) with Assignor’s prior written consent, which shall not be withheld if such sublicense complies with the terms and conditions of the license for the Licensed Data. Any such license (and any sublicense or transfer of such license as described in the foregoing sentence) for the Licensed Data shall contain and be subject to confidentiality, non-disclosure and indemnification provisions reasonably acceptable to Assignor. Any such license shall be made on an “as is” basis, without representation or warranty from the Assignor of any type, whether express or implied, including the sufficiency of the Licensed Data for any purposes, or any implied warranty of merchantability, fitness for a particular purposes or non-infringement. The Licensed Data shall be subject to any and all joint ownership rights or obligations, licenses or other Liens of Assignor relating to the Licensed Data as in effect at the time of any such license, including any third party rights created or arising subsequent to the Closing Date. The Licensed Data shall not include any data or any interest therein which Assignor is unable to license unilaterally without violation of any applicable Law or any contractual, privacy, or study subject informed consent restrictions, limitations or obligations, except to the extent any applicable consent or waiver is expressly obtained, as provided below.

(iv) Indemnification.

(A) Assignee shall agree to indemnify, hold harmless and reimburse Assignor, its Affiliates and their employees, directors, agents and representatives for any and all Damages incurred or sustained by them, including Damages arising from third party claims, to the extent such Damages arise from or relate to (1) the consummation of the Assignment Transaction, including any failure to obtain any Required Consent, (2) the operation of the business relating to the Assigned Assets or use of the Licensed Data by Assignee after the closing of the Assignment Transaction, and (3) the Assumed Liabilities.

(B) Assignor shall agree to indemnify, hold harmless and reimburse the Assignee, its Affiliates and their employees, directors, agents and representatives for any and all Damages incurred or sustained by them, including Damages arising from third party claims, to the extent such Damages arise from or relate to the operation of the business relating to the Assigned Assets and Licensed Data prior to the closing of the Assignment Transaction (other than the Assumed Liabilities).

(v) Conditions. The parties’ obligations to effect the Assignment Transaction shall be conditioned upon the following; provided that any party may, in its sole discretion, waive any condition for its benefit:

(A) Assignee and Assignor shall have entered into the Definitive Agreements, including a bill of sale and an assumption of liabilities, in each case specifying with particularity the Assigned Assets and the Assumed Liabilities contemplated above, as applicable, a license of the Licensed Data, and such other documents as may be reasonably requested by Assignor or Assignee, in form and substance reasonably satisfactory to each party;

(B) Assignee shall have obtained (at Assignee’s sole expense) all consents, waivers, permits and approvals from all third parties and Governmental Entities that Assignor determines prior to the closing of the Assignment Transaction are necessary or appropriate to effect the Assignment Transaction (“Required Consents”), which shall include where necessary or appropriate in Assignor’s determination, a full release and novation in favor of Assignor, in each case in form and substance reasonably satisfactory to Assignor;

(C) The Assignment Transaction shall be permitted by applicable Law, and no Governmental Entity shall have issued or entered any stay, decree, judgment, injunction, statute, rule or regulation which makes the Assignment Transaction illegal or prohibits it;

(D) No Proceeding shall be pending or threatened against the Assignor with respect to the Assigned Assets, the Assumed Liabilities or the Licensed Data; and

(E) Such other customary conditions as are necessary or appropriate in Assignor’s reasonable determination, based on the facts and circumstances then existing, including Assignor having obtained any stockholder consent that is necessary or appropriate to effect the Assignment Transaction.

(vi) Covenants.

(A) Each of Assignor and Assignee shall use commercially reasonable efforts to effect the Assignment Transaction on a timely basis; provided, that in no event shall the Assignor be required to bear any out-of-pocket expense or incur any incremental Liability to do so other than fees and expenses of Assignor’s counsel.

(B) Assignor shall assist Assignee (at Assignee’s sole expense) in obtaining the Required Consents.

(C) Assignee shall bear all third party fees and expenses arising from, relating to, or necessary to effect the Assignment Transaction (other than fees and expenses of Assignor’s counsel).

(D) Assignee shall bear any and all Transfer Taxes arising in connection with the Assignment Transaction, but each party shall be responsible for its respective income taxes, if any, attributable to the Assignment Transaction.

(E) Within twenty (20) Business Days after the closing an Assignment Transaction, (i) if Assignor’s name or the name of any of its Subsidiaries includes the word “Oscine”, Assignor shall change the name of Assignor and any such Subsidiaries to a name that does not include the word “Oscine” and shall update any state qualifications to do business as a foreign company to reflect such name change, and (ii) Assignor shall cease using the word “Oscine” to identify itself or any Affiliate or in connection with the conduct of any business after the closing of the Assignment Transaction.

(vii) No Purchase Price or Royalty. Assignee shall not be obligated to pay to Assignor any purchase price or royalty for the Assignment Transaction.

(viii) Termination. In the event that Assignee and Assignor have not entered into the Definitive Agreements within six (6) months after the date of a Termination Decision then Assignor shall have no further obligations pursuant to this Section 1.8(b) and this Section 1.8(b) shall terminate (x) on the date that is six months after the date of a Termination Decision, in the event Assignor has not breached, in any material respect, the covenants set forth in this Section 1.8(b), or (y) on the earlier of (A) the date Assignor shall have cured any such breach and (B) the twentieth (20th) Business Day after receipt of written notice of breach from Assignee. To assert any breach contemplated hereby, Assignee must provide written notice to Assignor promptly following the occurrence thereof and in any event prior to such six-month date.

(c) Right of First Negotiation.

(i) Subject to the limitations and conditions herein, following receipt of a Negotiation Election, Purchaser hereby grants to Seller a right of first negotiation on the terms set forth in this Section 1.8(c) with respect to a license to or assignment of Purchaser’s right, title and interest in and to the following assets, to the extent reasonably necessary or desirable to further any research relating to, or the development of, the Assigned Assets by Assignee following an Assignment Transaction, and all associated liabilities:

(A) all previously granted regulatory approvals, to the extent exclusively possessed by Purchaser or its Subsidiaries, that are solely related to and useful only in connection with the Assigned Assets or any Product;

(B) any other Intellectual Property Rights derived from or related to the Assigned Assets then exclusively owned by Purchaser or its Subsidiaries that are solely related to and useful only in connection with the Assigned Assets or any Product;

(C) any in-bound license agreement that is solely related to and useful only in connection with the Assigned Assets or any Product; and

(D) any modified cell lines, including any master cell bank and any working cell banks, generated by Purchaser or its Subsidiaries in the course of any research or development activities relating to any Product that are solely related to and useful only in connection with the Assigned Assets or any Product.

To the extent not transferred or assigned pursuant to Section 1.8(b), such assets, collectively, are referred to herein as the “Program Assets”. Purchaser and Seller shall negotiate in good faith a term sheet setting forth the terms and conditions of a license to or assignment of the Program Assets (the “Program License”), including the structure and economics thereof, for a period of three (3) months from Purchaser’s receipt of notice of exercise of the Negotiation Election (the “Negotiation Period”). If Purchaser and Seller enter into a term sheet with respect to the Program License on mutually acceptable terms within the Negotiation Period, the Negotiation Period shall be automatically extended for an additional three (3) months, during which period Purchaser and Seller shall negotiate in good faith the definitive documentation for the Program License. If the Program License is not entered into within the Negotiation Period then Purchaser shall have no further obligations pursuant to this Section 1.8(c) and this Section 1.8(c) shall terminate (x) at the end of the Negotiation Period, if Purchaser has not breached, in any material respect, the covenants set forth in this Section 1.8(c), or (y) on the earlier of (A) the date Purchaser shall have cured any such breach and (B) the twentieth (20th) Business Day after receipt of written notice of breach from Seller. To assert any breach contemplated hereby, Seller must provide written notice to Purchaser promptly following the occurrence thereof and in any event prior to the end of the Negotiation Period. To the extent that the Program Assets include any in-bound license agreement under Section 1.8(c)(i)(C), (1) Purchaser’s obligations under this Section 1.8(c)(i) with respect to such license agreement shall be satisfied by introducing Seller to the licensor and reasonably cooperating with Seller to effect an assignment of such license agreement or termination of such agreement to permit Assignee to enter into a direct license agreement with the licensor and (2) any out-of-pocket costs, expenses or incremental Liabilities, including any termination or other fees, incurred by Purchaser or its Subsidiaries in connection with actions under this Section 1.8(c)(i) with respect to such license agreement shall be at the expense of Seller (on behalf of Assignee); provided, however, that such expenses borne by Seller shall specifically exclude the first $5,000 of out-of-pocket legal fees and disbursements incurred by Purchaser or its Subsidiaries with respect to each such license.

(ii) During the Negotiation Period, Purchaser and Seller shall also discuss the terms and conditions of a non-exclusive license to Purchaser’s right, title and interest in and to the following assets, to the extent necessary or appropriate to further the development of the Assigned Assets by Assignee following an Assignment Transaction, and all associated liabilities:

(A) any regulatory applications or approvals possessed by Purchaser that are related to the Assigned Assets or any Product, but that also are or may be useful for Purchaser activities other than the Products;

(B) any other Intellectual Property Rights developed by Purchaser or its Subsidiaries that are derived from and related to the Assigned Assets or any Product, but that also are or may be useful for Purchaser activities other than the Products;

(C) any data then exclusively owned by Purchaser or its Subsidiaries arising directly out of any clinical trial conducted with respect to a Product that also is or may be useful for Purchaser activities other than the Products; and

(D) any modified cell lines, including any master cell bank and any working cell banks, generated by Purchaser or its Subsidiaries in the course of any research or development activities relating to any Product that also are or may be useful for Purchaser activities other than the Products.

Such assets are collectively referred to herein as the “Additional Assets”.

(iii) Notwithstanding the foregoing, (A) neither the Program Assets nor the Additional Assets shall include any assets of any acquirer, Affiliate (other than a wholly-owned Subsidiary of Purchaser) or parent entity of Purchaser; provided, that such assets were not transferred to such entity by Assignor solely for the purpose of avoiding its obligations hereunder, and (B) the parties acknowledge and agree that, subject to compliance with the obligation to negotiate in good faith set forth in Section 1.8(c)(i) above, neither Purchaser nor Seller has any obligation to license the Program Assets or the Additional Assets, whether at fair market value or otherwise.

(d) Miscellaneous. Purchaser shall not effect any sale, assignment, license or other transfer of the Assigned Assets, or any portion thereof, the sole or primary purpose of which is to avoid an Assignment Transaction. Except as set forth in the immediately preceding sentence, nothing in this Section 1.8 shall impose or imply any limitation, condition or restriction on the ability of Purchaser or its Affiliates to develop, commercialize or exploit any of the assets or business acquired pursuant to this Agreement, it being acknowledged and agreed that Purchaser shall remain free to operate its business in its discretion. In furtherance thereof, except as set forth in the first sentence of this Section 1.8(d), nothing in this Section 1.8 shall (i) impose or imply any requirement by Purchaser to maintain exclusive ownership of any asset contemplated hereby; or (ii) prohibit or limit Purchaser from (A) amending any agreement with a third party relating to any of the assets contemplated hereby, (B) entering into any research, development, licensing, partnering or other commercial arrangements with respect to the assets contemplated hereby or limit the terms that Purchaser may agree to with respect thereto; (C) granting any lien or security interest or otherwise encumbering any of the assets contemplated hereby; or (D) transferring or selling any or all of the assets contemplated hereby or the sale of Purchaser, subject to the limitations of Section 1.7(g)(ii). In furtherance thereof, Seller acknowledges that the operation of the business by Purchaser after the Closing may diminish or even extinguish the value of the assets and related business covered by this Section 1.8 and the ability of Purchaser to effectively assign, sell or transfer the assets contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered pursuant to this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Purchaser (i) that the representations and warranties set forth in Section 2.1 to Section 2.23 below are true and correct as of the date hereof (except for such representations and warranties as are made only as of a specific date, which shall only be made as of such date); and (ii) that the representations and warranties set forth in Section 2.24 below are true and correct as of the date hereof and as of the date of issuance of any Acquisition Shares (provided that Seller may update Section 2.24 of the Disclosure Schedule prior to any issuance of Acquisition Shares, so long as such update does not limit or impair compliance with all applicable securities Laws, including the availability of an exemption from registration or qualification under such securities Laws for the issuance of such Acquisition Shares, as reasonably determined by Purchaser).

Section 2.1 Organization.

(a) Seller is a limited liability company validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Seller and the Company has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently being conducted and as proposed to be conducted. Section 2.1(a) of the Disclosure Schedule lists each Subsidiary of Seller or the Company. Each of Seller and the Company is duly qualified or licensed as a foreign entity to do business, and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. Seller has made available to Purchaser accurate and complete copies of Seller’s certificate of formation and operating agreement and the Company’s certificate of incorporation and bylaws, each as amended to date (collectively, the “Charter Documents”), each of which in full force and effect on the date hereof.

(b) Section 2.1(b) of the Disclosure Schedule lists the managers, directors and officers of Seller and the Company.

(c) Except as set forth in Section 2.1(a) of the Disclosure Schedule, neither Seller nor the Company controls, directly or indirectly, has, or has ever had, any direct or indirect equity or other ownership interest in, or any obligations to acquire any Securities of, or make any contribution to, or debt or equity investment in, any Person.

Section 2.2 Capitalization.

(a) The authorized securities of Seller consist of 1,052.6 Class A Units, all of which are issued and outstanding, and which are owned, beneficially and of record, by the Seller Members as set forth in Section 2.2(a) of the Disclosure Schedule.

(b) The authorized capital stock of the Company consists of (i) 10,000 shares of Company Common Stock, of which 10,000 shares are issued and outstanding, all of which are owned, of record and beneficially, by Seller, free and clear of all Liens, and none of which are Restricted Stock, and (ii) no shares of preferred stock. The Company has not reserved any shares of Company Common Stock for issuance pursuant to any stock option plan and no Company Stock Option, Restricted Stock or other compensatory Security or Company Warrant has been granted, promised or issued to any Person.

(c) All of the outstanding Securities of Seller and the Company (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) have been issued in compliance with the Charter Documents, all financing documents of the issuer thereof and all applicable Laws, including federal securities laws and any applicable state securities or “blue sky” laws, and (iii) are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the issuer thereof is a party or by which it is bound.

(d) Neither Seller nor the Company has made any distributions or paid any dividends since the date of its inception. No dividends will be due or payable with respect to any shares of Company Capital Stock prior to or in connection with the Closing.

(e) Except as set forth above, (i) there are no other Securities of Seller or the Company authorized, issued or outstanding; (ii) there are no options, warrants, calls, preemptive rights, Indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”), convertible securities, or subscriptions or other rights, agreements, arrangements or commitments of any character, written or oral, to which Seller or the Company is a party or by which Seller or the Company is bound, relating to issued or unissued Securities of Seller or the Company, obligating Seller or the Company to issue, transfer, sell, or cause to be issued, transferred, or sold, any Securities or Voting Debt of, or other equity interest in, Seller or the Company or securities convertible into or exchangeable for such equity interests, or obligating Seller or the Company to make any payment linked to the value of the Company Capital Stock or the sale price of the Company, or obligating Seller or the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, subscription, or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of Seller or the Company to repurchase, redeem or otherwise acquire any Securities of such Person. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Seller or the Company.

(f) There are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting securities of Seller or the Company or (ii) agreements to which Seller or the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of any Securities of Seller or the Company. All such agreements and understandings will terminate at or prior to the Closing.

Section 2.3 Authority(b) . Each of Seller and the Company has all requisite corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Ancillary Agreements to which Seller or the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Seller and the Company, as applicable, and no further corporate or limited liability company action is necessary on the part of either Seller or the Company to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which Seller or the Company is a party have been duly executed and delivered by each of Seller and the Company, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of each of Seller and the Company, as applicable, enforceable against each of Seller and the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 2.4 No Conflict; Consents.

(a) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, Seller or the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which Seller or the Company is a party or the consummation of the other transactions contemplated hereby and thereby.

(b) The execution and delivery by Seller and the Company of this Agreement and any Ancillary Agreement to which Seller or the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien under (any such event, a “Conflict”): (i) any provision of the Charter Documents, (ii) any Material Contract or (iii) any Law applicable to Seller or the Company or any of their respective material properties or assets (whether tangible or intangible); except in the case of clauses (ii) and (iii) above, for such Conflicts that would not adversely affect the Company in any material respect. Section 2.4(b) of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts required thereunder in connection with the Acquisition or the other transactions contemplated hereby, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing.

Section 2.5 “Size of Person” Threshold(c) .

(a) The Ultimate Parent Entity, as defined in 16 CFR § 801.1(a)(3), of the Seller and the Company, together with all entities which it controls directly or indirectly, collectively do not meet the “size of person” threshold under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”), and the rules and regulations promulgated thereunder.

(b) This representation and warranty is made solely for the purpose of determining the applicability of the HSR Act to the transactions contemplated by this Agreement. No breach of this Section 2.5 shall have occurred unless, after the Closing, (i) the Federal Trade Commission or Department of Justice determines that the transactions contemplated by this Agreement were reportable under the HSR Act or (ii) the Federal Trade Commission or Department of Justice asserts that the transactions contemplated by this Agreement may be reportable under the HSR Act and enters into a settlement with Purchaser or its Affiliates with respect thereto; provided, however, the foregoing shall not affect the right of any Indemnified Party to deliver a Notice of Claim prior to any such determination or settlement in the event of any inquiry by any such Governmental Entity during the survival period of representation and warranty set forth in this Section 2.5.

Section 2.6 Financial Statements.

(a) Seller has previously made available to Purchaser unaudited balance sheets as of December 31, 2018 and 2019 and June 30, 2020 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”), the related statements of profit and loss for the fiscal years ended 2018 and 2019 and the interim period ended on the Interim Balance Sheet Date, and a statement of cash and cash equivalents of Seller and the Company as of the Closing Date (collectively, the “Financial Statements”), in each case, for Seller and the Company individually and Seller and the Company on a consolidated basis. The Financial Statements are true and correct in all material respects, and fairly present in all material respects the financial position of Seller and the Company as of such dates and its and their results of operations for such fiscal periods.

(b) Neither Seller nor the Company has received any written material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or the Company or of such Person’s internal controls over financial reporting, including any complaint, allegation, assertion or claim that Seller or the Company has engaged in questionable accounting or auditing practices.

(c) Neither Seller nor the Company has any outstanding Indebtedness.

(d) Since December 31, 2019, neither Seller nor the Company has (i) suffered any Company Material Adverse Effect; (ii) authorized for issuance, sale, pledge, disposition or encumbrance, or issued, sold, accelerated, pledged, disposed of or encumbered any Securities of, or ownership interest in, Seller or the Company, or amended any of the terms of any such Securities or agreements relating thereto; (iii) assumed, guaranteed, endorsed or otherwise become liable in writing for the obligations of any third party; (iv) made any loans, advances or capital contributions to, or investments in, any third party; (v) mortgaged or pledged any of its material properties or assets, tangible or intangible, or created or suffered to exist any Lien, other than Permitted Liens, thereupon; (vi) canceled any material debts or waived, released or relinquish any material contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices; (vii) sold, transferred, or otherwise disposed of any real property or material tangible personal property, other than in the ordinary course of business consistent with past practices; (viii) paid, prepaid, discharged or satisfied any material claims, Liabilities, Indebtedness, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business, consistent with past practices; or (ix) made any change with respect to accounting policies or procedures in effect as of Seller’s and the Company’s fiscal year ended December 31, 2019.

(e) Seller is not insolvent, nor will it be rendered insolvent by the Acquisition or the consummation of the transactions contemplated hereby, taken as a whole. As used in this Section 2.6, “insolvent” means the debts and other probable Liabilities of a Person exceed the sum of the present fair saleable value of the assets of such Person. Immediately before and after the Closing: (i) Seller was or will be able to pay its Liabilities as they become due in the usual course of its business; and (ii) Seller had or will have assets (calculated at fair market value) that exceed its Liabilities.

Section 2.7 Absence of Undisclosed Liabilities. Neither Seller nor the Company has any Liabilities, except for (a) Liabilities shown on the Interim Balance Sheet, (b) Acquisition Expenses set forth in Section 2.7 of the Disclosure Schedule (the “Acquisition Expenses Schedule”), (c) Liabilities that have arisen since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, and (d) written contractual liabilities incurred pursuant to Material Contracts in the ordinary course of business of the Company consistent with past practice that are not required by GAAP to be reflected on a balance sheet and, in the case of clauses (c) and (d), none of which arises out of or relates to any breach of contract, tort, infringement or violation of Law and which do not exceed $25,000 in the aggregate.

Section 2.8 Litigation. There is no action, suit, claim, litigation, arbitration, proceeding, or investigation pending before any Governmental Entity or, to the Knowledge of Seller, threatened in which Seller, the Company or any of the other Affiliated Companies is a party, including any actions pending or threatened involving the current or prior employment of any of such Persons’ employees or consultants, their use in connection with the business of such Person of any Intellectual Property allegedly proprietary to any of their current or former employers, or their obligations under any agreements with current or former employers. None of Seller, the Company or any of the other Affiliated Companies is a party or subject to the provisions of any judgment, order or decree of any Governmental Entity. There is no action, suit, claim, litigation, arbitration, proceeding or investigation which Seller or the Company presently intends to initiate. To the Knowledge of Seller, there are no occurrences, facts, or circumstances in existence on the date hereof which would reasonably be expected to give rise to any claim against Seller, the Company or any of the other Affiliated Companies which would reasonably be expected to result in a material Liability. No Person to which Seller, the Company or any of the other Affiliated Companies owes any obligation of indemnification or defense, for the violation of the rights of any third party or the violation of any Law, has made any written or, to the Knowledge of Seller, oral claim for such indemnification.

Section 2.9 Compliance with Laws.

(a) Each consent, license, permit, grant or other authorization (i) pursuant to which Seller or the Company currently operates or holds any interest in any of its properties, or (ii) which is required under applicable Law for the operation of the business of Seller or the Company as currently conducted or proposed to be conducted or the holding of any such interest, except for those the lack of which would not be material to Seller or the Company, has been issued or granted to Seller or the Company, as applicable, and is in full force and effect.

(b) Each of Seller and the Company is in material compliance with, and has not violated in any material respect, any applicable Law that affects the business, properties or assets of Seller or the Company and no notice, charge, claim or action has been received by either Seller or the Company or, to the Knowledge of Seller, has been filed, commenced or threatened against either Seller or the Company alleging any such violation.

(c) Neither Seller nor the Company nor, to the Knowledge of Seller, any manager, director, officer, agent, distributor, employee or other person acting on behalf of or in the name of Seller or the Company: (i) is, or is owned or controlled by, a Person subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or included on any list of restricted entities, Persons or organizations published by the government of the United States of America including the List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any similar applicable Law (any such Person, a “Restricted Party”) or (ii) has engaged in any unlicensed transaction with any Restricted Party or has otherwise been in breach of any such sanctions, export controls, restrictions or any similar foreign, federal or state applicable Law. Seller and the Company and, to the Knowledge of Seller, each of their respective directors, officers, employees, agents and representatives acting on behalf of Seller and the Company are in compliance with, and have not violated, any Trade Law. Neither Seller nor the Company has received notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law by any Governmental Entity.

(d) Each of Seller and the Company has obtained or completed all material permits, licenses, license exceptions, and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required in accordance with any Trade Law for the conduct of Seller and the Company’s business including (x) the export, re-export, and import of products, services, software and technologies and (y) releases of technologies and software to foreign nationals located in the United States and abroad, and any such permits, licenses and other authorizations that have been received within the past five (5) years (including any that are currently in effect and any pending license applications) have been disclosed and are described in Section 2.9(d) of the Disclosure Schedule; and each of Seller and the Company is and has been in material compliance with the terms of all licenses that have been received within the past five (5) years or are currently in effect.

(e) Neither Seller nor the Company manufactures, exports or otherwise trades in, or brokers defense articles, related technical data and defense services as defined in the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.) or is registered with the U.S. Department of State, Directorate of Defense Trade Controls pursuant to the International Traffic in Arms Regulations.

Section 2.10 Taxes

(a) Seller and the Company have timely filed with the appropriate Tax Authorities all Tax Returns required to be filed, and such Tax Returns are true, correct, and complete.

(b) Seller and the Company have paid all Taxes required to be paid (whether or not shown as due on any Tax Return), other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings properly instituted and diligently pursued, which in the case of both clauses (i) and (ii) are fully reserved for on the Interim Balance Sheet of the Company. All liabilities for unpaid Taxes attributable to the period commencing on the date following the date of the Interim Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar business activity conducted in prior periods.

(c) There are no Liens for Taxes upon any property or assets of Seller or the Company except for liens for real and personal property Taxes not yet due and payable.

(d) No Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of Seller or the Company, and no such Audit is threatened in writing, and no deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against Seller or the Company. No material adjustments have been asserted as a result of any Audit which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of Seller or the Company that, if raised with respect to any other period not so audited, could be reasonably expected to result in a proposed deficiency for any period not so audited. Neither Seller nor the Company has received any written notice of any claim made by a Tax Authority in a jurisdiction where such Person does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Seller or the Company, and no power of attorney granted by Seller or the Company with respect to any Taxes or Tax Returns is currently in force.

(f) The Company (i) has never been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent, and (ii) has any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law).

(g) The Company is neither a party to, nor is bound by, nor has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement, agreement where liability is determined by reference to the Tax liability of a third party, or any similar Contract (other than commercial agreements entered into in the ordinary course of business the primary subject of which is not Taxes).

(h) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither Seller or any of its Affiliates has any agreement or obligation to provide any Person any form of excise tax gross-up for Taxes which may be imposed upon such Person by Section 4999 of the Code.

(i) The Company has neither agreed nor is required to include in income any adjustment under either Section 481(a) of the Code (or an analogous provision of Law) by reason of a change in accounting method or otherwise which would have an effect on any taxable period following the Closing.

(j) The Company will not be required to include any item of income, or exclude any item of deduction, for a Post-Closing Tax Period as a result of (i) an installment sale transaction occurring during a Pre-Closing Tax Period governed by Section 453 of the Code (or any similar provision of state, local or foreign Law), (ii) a transaction occurring during a Pre-Closing Tax Period reported as an open transaction for any Tax purposes, (iii) the receipt of deferred revenue or prepaid amount received prior to the Closing, or (iv) election under Code Section 108(i) or Section 965 of the Code made on or prior to the Closing Date.

(k) Seller has previously made available to Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority to Seller and/or the Company, (ii) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by Seller and the Company for taxable periods since their respective formations, and (iii) any closing agreements entered into by Seller or the Company with any Tax Authority.

(l) Each Benefit Plan that is a “nonqualified deferred compensation plan” as defined under Section 409A of the Code is exempt from, or if subject to, is, and has been since the inception of such plan, in operational and documentary compliance with Section 409A of the Code. There are no stock options or other rights to acquire equity of Seller or the Company that are subject to Section 409A of the Code. Neither Seller, nor any Affiliate of Seller has any agreement or obligation to provide any Person any form of income tax reimbursement or tax gross-up for Taxes which may be imposed upon such Person by Section 409A of the Code or any such similar state Taxes imposed for any failure to operate such nonqualified deferred compensation plan in accordance with Section 409A of the Code. In connection with this Agreement, any Ancillary Agreement as in effect at the Closing or the transactions contemplated hereby or thereby, there will not be any substitution for a payment of deferred compensation arising pursuant to an agreement or promise made by Seller or the Company prior to the Closing that was not disclosed to Purchaser prior to the Closing, within the meaning of Treasury Regulation Section 1.409A-3(f).

(m) The Company has duly and timely reported and withheld from employee salaries, or wages or other compensation (whether or not paid in cash) and other amounts paid to creditors, independent contractors and other third parties, and have paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over for all periods under all applicable Tax or other Laws.

(n) The Company is not and has not been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(p) The Company has not engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

Section 2.11 Employee Benefits.

(a) Section 2.11(a) of the Disclosure Schedule contains a true, complete and correct list of each material plan, program, policy, practice, arrangement, agreement or understanding (whether formal or informal) providing for employment, compensation, incentive or deferred compensation, severance, relocation, retention or change of control compensation or benefits, termination pay, retirement pay, pension, profit sharing, performance awards, stock or stock-related awards, vacation, disability, death benefit, hospitalization, life or other benefits-related insurance, supplemental unemployment benefits, fringe benefits or other employee benefits, including each “employee benefit plan” as defined in Section 3(3) of ERISA, (i) which is sponsored, maintained or contributed to or required to be contributed to by Seller or the Company or by any trade or business, whether or not incorporated, that together with Seller or the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) ERISA, for the benefit of any current or former employee, director or consultant of Seller or the Company, or (ii) with respect to which Seller or the Company has any Liability (all the foregoing being herein referred to as “Benefit Plans”). For the avoidance of doubt, the following shall not constitute Benefit Plans: the Offer Letter, the At-Will Employment Agreement, the Consulting Agreement, each Restrictive Covenant Agreement, and any compensation or benefit plan, program, policy, practice, arrangement, agreement or understanding sponsored, maintained or contributed to or required to be contributed to by the University of Rochester, the University of Copenhagen, Purchaser or any of their respective Affiliates. Seller has made available to Purchaser a true and correct copy of all material documents related to the Benefit Plans, including a copy of each written Benefit Plan (including all amendments thereto) or a written description of any Benefit Plan that is not otherwise in writing.

(b) No Benefit Plans are subject to Title IV of ERISA. No event has occurred and there exists no condition or set of circumstances which are reasonably likely to occur in connection with which Seller or the Company would be subject to any material Liability (except Liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable Law.

(c) With respect to Benefit Plans, in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP in the Financial Statements.

(d) Each of the Benefit Plans is and has been administered in all material respects in compliance with its terms and with applicable Laws, including, but not limited to, ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996, the Code and federal and state securities Laws.

(e) None of the Benefit Plans are intended to be a qualified plan within the meaning of Section 401(a) of the Code.

(f) No Benefit Plan provides for retiree health, medical or life insurance benefits other than (i) coverage mandated by applicable Laws, (ii) death or retirement benefits under any “employee pension plan” as defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or beneficiary thereof).

(g) No Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA or a “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) Each Benefit Plan can be terminated within a period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

(i) No Benefit Plan is under actual or, to Seller’s Knowledge, threatened investigation, audit or review by any Governmental Entity, or the subject of any material claim, lawsuit, arbitration or other proceeding (other than routine claims for benefits).

Section 2.12 Employment and Labor Matters.

(a) Seller and the Company are, and have at all times been, in compliance in all material respects with all applicable Laws respecting labor and employment, including Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours, overtime classification, paid time off, immigration, and employee terminations, in each case, with respect to any current or former employee (each, for purposes of this Section 2.12, an “Employee”) or any current or former individual consultant, independent contractor, advisor or director (each, for purposes of this Section 2.12, an “Advisor”) of, in each case, Seller or the Company and each: (i) is not liable for any arrears of material wages, severance pay or any material Taxes or penalty for failure to comply with any of the foregoing, and (ii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for such Persons (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or, to Seller’s Knowledge, threatened against Seller, the Company, or any of their Employees or Advisors relating to any Benefit Plan. There are no pending or, to Seller’s Knowledge, threatened claims or actions against Seller, the Company, or to Seller’s Knowledge, any Seller or Company trustee, under any worker’s compensation policy or long-term disability policy. Section 2.12(a) of the Disclosure Schedule lists all Liabilities of either Seller or the Company to any current Employee or Advisor under any Benefit Plan as in effect on the date hereof that would result from the termination by Seller, the Company, or Purchaser of such Person’s employment or provision of services, a change of control of the Company, or a combination thereof.

(b) Section 2.12(b) of the Disclosure Schedule contains a complete and accurate list of all current Employees and shows with respect to each such Employee (i) the Employee’s name, position held, principal place of employment, base salary and bonus opportunity and each Benefit Plan in which the Employee participates, (ii) the date of hire, (iii) vacation eligibility and accrued vacation for the current calendar year (including accrued vacation from prior years), (iv) visa status and the expiry date thereof, if applicable, and (v) accrued sick days for current calendar year. All Employees are exempt from the overtime requirements of the Fair Labor Standards Act. Neither Seller nor the Company has any former Employees.

(c) Section 2.12(c) of the Disclosure Schedule contains an accurate and complete list of all current Advisors, including (i) the name of and services provided by such Persons, (ii) the location at which such Persons have been or are providing services, (iii) the rate of all regular, bonus or any other compensation payable to such Persons, and (iv) the start and termination date of any Contract binding such Persons. Neither Seller nor the Company has any material Liability with respect to misclassification of any Person as an independent contractor rather than as an “employee”, including any Person leased from another employer, or with respect to any Person currently or formerly classified as exempt from overtime wages. Section 2.12(c) of the Disclosure Schedule also contains a complete and accurate list of all former Advisors involved in the development of Company Intellectual Property and shows the name, dates of service and services provided by such Persons.

(d) The employment by the Company of any Employees that are faculty of the University of Rochester or the University of Copenhagen is and has at all times been in compliance in all material respects with all policies applicable to faculty of such Persons, including all conflict of interest and outside activity policies and any disclosure, consent or waiver requirements thereunder and no disclosures, consents or waivers under such policies are required in connection with the transactions contemplated by this Agreement, including entry into the Offer Letter and the Consulting Agreements.

Section 2.13 Material Contracts.

(a) Except as set forth in Section 2.13(a) of the Disclosure Schedule (organized by the appropriate paragraph and applicable subsection), neither Seller nor the Company is a party to:

(i) any Contract that (A) limits or restricts the ability of the Seller or the Company (or, after the Acquisition, Purchaser, the Company or any wholly-owned Subsidiary of Purchaser) to compete in any business or with any Person in any geographical area or otherwise restricts the operations or business of such Persons, (B) requires Seller or the Company (or, after the Acquisition, Purchaser, the Company or any of wholly-owned Subsidiary of Purchaser) to conduct any business on a “most favored nations basis” with any Person, or (C) provides for exclusivity or any similar requirement in favor of any Person;

(ii) any employment, independent contractor or consulting Contract with an employee, independent contractor, consultant, advisor, or salesperson;

(iii) any Contract (other than a Benefit Plan), any of the benefits of which will become payable, be increased or accelerated by the consummation of, or calculated on the basis of, any of the transactions contemplated by this Agreement;

(iv) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property and involving future payments in excess of $5,000 individually or $10,000 in the aggregate;

(v) any Contract relating to capital expenditures and involving future payments by Seller or the Company in excess of $5,000 individually or $10,000 in the aggregate;

(vi) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business, other than as expressly contemplated by this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(vii) any Contract relating to the incurrence of Indebtedness by Seller or the Company or any extension of credit by Seller or the Company to any Person;

(viii) any Contract that involves performance of services or delivery of goods or materials, including software (other than commercially available off the shelf software), by or to Seller or the Company of an amount or value in excess of $5,000 individually or $10,000 in the aggregate;

(ix) any Contracts with any Governmental Entity;

(x) any joint venture, partnership, strategic alliance or similar arrangement;

(xi) any Contract relating to the research, development, maintenance, manufacturing, distribution, supply, resale, marketing or co-promotion of, or collaboration with respect to, any Company Products or Company In-Development Products;

(xii) any power of attorney or surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(xiii) any stand-alone nondisclosure, confidentiality or similar stand-alone agreement;

(xiv) any Contract which contains a non-solicit or no-hire provision that restricts Seller or the Company;

(xv) any Contract that provides for indemnification or defense by Seller or the Company of any other Person;

(xvi) any joint defense, common interest or similar agreement with any Person; or

(xvii) any other Contracts or restrictions that are material to the business, financial condition, working capital, assets, Liabilities, reserves or operations of the Company or any of its Subsidiaries.

(b) Each Contract required to be disclosed pursuant to Section 2.13, Section 2.14(e), Section 2.14(f), Section 2.14(m), Section 2.19 and Section 2.21 of the Disclosure Schedule is referred to herein as a “Material Contract” and collectively, the “Material Contracts”.

(c) Each Material Contract to which Seller and/or the Company is a party or any of their respective properties or assets (whether tangible or intangible) are subject is a valid and binding agreement of each such Person, enforceable against each such Person in accordance with its terms, and is in full force and effect with respect to each such Person and, to the Seller’s Knowledge, any other party thereto. Each of Seller and the Company is in compliance in all material respects with, has performed all material obligations required to have been performed to date by such Person under, and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor, to the Knowledge of Seller, is any party obligated to Seller or the Company pursuant to any Material Contract in material breach, violation or default thereunder, nor does Seller have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute a breach, violation or default by Seller, the Company, or any such other party that could reasonably be expected to result in a material Liability to the Company. None of Seller, the Company, or any other party thereto has given notice of any cancellation or termination of any Material Contract and to the Knowledge of Seller no event has occurred or failed to occur which would entitle any such Person to terminate any Material Contract.

Section 2.14 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

“Company In-Development Products” means any and all potential new products, processes, assays and services that are not yet commercially available, marketed, distributed, supported, sold, or licensed out, by or on behalf of Seller or the Company but which are currently being developed by or on behalf of Seller or the Company.

“Company Intellectual Property” means any and all Intellectual Property that is or is purported to be (i) owned by Seller or the Company (whether owned singularly or jointly with a third party or parties) or (ii) licensed to Seller or the Company, in each case, as used in, held for use in, being developed for use in, or necessary for, the conduct of the business of Seller and the Company as currently conducted or as currently proposed to be conducted.

“Company Products” means any and all products, processes, assays and services that have been or are being made commercially available, marketed, distributed, supported, sold, or licensed out, by or on behalf of Seller or the Company since their respective formations.

“Company Registered Intellectual Property” shall mean any and all Registered Intellectual Property that is part of Company Intellectual Property.

“Company Technology” shall mean any and all Technology that is or is purported to be (i) owned by Seller or the Company (whether owned singularly or jointly with a third party or parties) or (ii) exclusively licensed to Seller or the Company.

“Infringement” or “Infringe,” with respect to a given item or activity, shall mean that such item or activity directly or indirectly infringes, misappropriates, unlawfully dilutes, constitutes unauthorized use of, or otherwise violates Intellectual Property Rights of any Person.

“Intellectual Property” shall mean any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” shall mean any and all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to (i) patents and other governmental grants for the protection of inventions or industrial designs, including any applications for any such patents or grants, whether already filed or in preparation (“Patents”), (ii) copyrights and Moral Rights (including analogous rights thereto), (iii) rights of publicity, (iv) trade secrets and know-how (including analogous rights thereto and whether or not reduced to practice), (v) trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Company or such Person’s business symbolized by or associated with any of the foregoing (“Trademarks”), (vi) domain names, web addresses and other universal resource locator (URL) registrations, (vii) database rights, (viii) social media accounts, (ix) provisionals, substitutions, divisions, continuations, continuations- in-part, foreign counterparts, renewals, reissuances, re-examinations, extensions and supplementary protection certificates of any and all of the foregoing (as applicable), (x) registrations or applications for registration for any and all of the foregoing, and (xi) rights to sue for past, present, and future Infringement of any and all of the rights set forth above.

“Moral Rights” shall mean moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Registered Intellectual Property” shall mean any and all Intellectual Property that has been registered, filed, certified, granted or otherwise perfected or recorded with or by any Governmental Entity or quasi-public legal authority (including domain name registrars) and any applications for any of the foregoing.

“Unregistered Intellectual Property” shall mean any and all Intellectual Property that is part of the Company Intellectual Property and is not Company Registered Intellectual Property.

“Technology” shall mean any and all (i) schematics, models, algorithms and works of authorship including documentation and computer programs (including source code, executable code and architecture), (ii) inventions (whether or not patentable and whether or not reduced to practice), discoveries and improvements, (iii) proprietary information and confidential information, (iv) databases, data compilations, arrays and collections (including databases, compilations, arrays and collections of data, sequences, diagnostic, prognostic, identifying or phenotypic information, cells, biomolecules, compounds, tissues or other biologic materials), and customer and technical data, (v) methods, assays and processes, (vi) reagents, kits, components, devices, prototypes, systems, industrial and other designs and schematics, and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including any and all versions of any and all of the foregoing.

(b) Intellectual Property. Section 2.14(b)(i) of the Disclosure Schedule lists (A) all Patents, including patent applications, on which the Key Employee is listed as an inventor and all invention disclosures made by the Key Employee to any Person, including the University of Rochester and the University of Copenhagen, within two years prior to the date hereof, and (B) all Company Registered Intellectual Property and all material Unregistered Intellectual Property owned, used or held for use by Seller or the Company, setting forth in each case and to the extent applicable the jurisdictions in which such Company Registered Intellectual Property has been issued, or applications have been filed, the name of the owner, the application or registration number, the filing date, the date of registration and the expiration date of such Company Registered Intellectual Property. Seller has made available to Purchaser complete and accurate copies of all applications that are not publicly available related to each item included in the Company Registered Intellectual Property. Section 2.14(b)(ii) of the Disclosure Schedule lists all actions that must be taken by Seller, the Company or any Affiliated Company within ninety (90) days after the Closing Date with respect to any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of filing, seeking protection for, maintaining, perfecting, preserving or renewing any such Company Registered Intellectual Property. To the Knowledge of Seller, Section 2.14(b)(iii) of the Disclosure Schedule lists all proceedings or actions before any court or tribunal or Government Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world, but excluding pre-grant proceedings before the USPTO or equivalent authority for the purposes of determining patentability) in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property. Except as described in Section 2.14(b)(i)(B) of the Disclosure Schedule, none of Seller, the Company or any Affiliated Company owns or purports to own, or is or purports to be an exclusive licensee of, any Registered Intellectual

Property. With respect to each item of Company Registered Intellectual Property, except as described in Section 2.14(b)(ii) of the Disclosure Schedule, (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, copyright, trademark or other authorities or registrars, as the case may be, for the purposes of registering, filing, certifying, maintaining or otherwise perfecting or recording such Company Registered Intellectual Property with or by any Governmental Entity or quasi-public legal authority, as applicable; (B) each such item is currently in compliance with applicable formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); and (C) each such item is not subject to any unpaid maintenance fees or taxes. To the Knowledge of Seller, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property. None of Seller or the Company or, to the Knowledge of Seller, any licensor or any Representatives of any such Person or any licensor have misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for, or in connection with seeking registration, certification or grant of, any Company Registered Intellectual Property that would constitute fraud or a misrepresentation, based in each case on the rules of the applicable Governmental Entity or quasi-public legal authority, with respect to such Company Registered Intellectual Property or that would otherwise affect the enforceability of any Company Registered Intellectual Property.

(c) Transferability of Intellectual Property. Following the Closing, other than as limited by Purchaser’s actions after the Closing Date, all Company Intellectual Property will be fully usable, transferable, alienable and licensable by Purchaser or the Company without restriction and without payment of any kind, or any obligation, to any third party.

(d) Title to Intellectual Property. The Company is the sole and exclusive owner or exclusive licensee, as applicable, (i) of each item of Company Intellectual Property (including all items listed in Section 2.14(b)(i) of the Disclosure Schedule) and (ii) of each Company Product and Company In-Development Product, free and clear of any Liens. None of Seller, any Affiliated Company or any other Affiliated Person has any right, title or interest in or to any Company Intellectual Property. The Company, directly or indirectly, has obtained all consents necessary or appropriate for the collection, storage and use of all human biological material incorporated or used in the Company Products, Company In-Development Products or Company Technology or in connection with the conduct of the business of Seller and the Company, including for the use of such materials or derivatives thereof in clinical and commercial applications. Neither the Seller nor the Company has received any notice from any third party challenging or threatening to challenge the right, title or interest of Seller, the Company, any Affiliated Company or any licensor or grantor, as the case may be, in, to or under any Company Intellectual Property, or the validity, enforceability, scope of coverage or claim construction, as applicable, of any Company Intellectual Property. All documents and instruments necessary to establish, perfect and maintain the rights of Seller, the Company and any Affiliated Company in any Company Registered Intellectual Property have been validly executed, delivered, filed and/or recorded in a timely manner with the appropriate Governmental Entity. To the Knowledge of Seller, all Intellectual Property Rights of the Company in the Company Intellectual Property are valid, subsisting and enforceable. The Company has the sole and exclusive right to bring a claim or suit against any third party Infringement of the Company Intellectual Property and to retain for itself any damages recovered in any such action. Neither Seller nor the Company has (x) granted any exclusive license with respect to any Company Intellectual Property to any other Person, or (y) carried out any act or failed to take any action that could cause any rights of such Person in any Company Intellectual Property to enter into the public domain.

(e) Third Party Intellectual Property. Section 2.14(e) of the Disclosure Schedule lists all Contracts under which a third party licenses or provides, or has licensed or provided, any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that are applicable to such Intellectual Property) to Seller, the Company or any Affiliated Company. Other than Intellectual Property licensed to the Company under the licenses set forth in Section 2.14(e) of the Disclosure Schedule, (i) to the Knowledge of the Seller, no third party Patent rights or (ii) other third party Intellectual Property (including, in each case, any Intellectual Property of the University of Rochester, the University of Copenhagen, any Affiliated Company or any other Affiliated Person) is used in, held for use in, or necessary for the conduct of the business of Seller and the Company as currently conducted or as currently proposed to be conducted, including the continued development of the Company In-Development Products. The University of Copenhagen does not have any right, title or interest in or to any Company Intellectual Property.

(f) Licenses of Company Intellectual Property. Copies of Seller’s and the Company’s standard form(s) of non-disclosure agreement (collectively, the “Standard Form Agreements”), are attached to Section 2.14(f)(i) of the Disclosure Schedule. Other than non-disclosure agreements that do not differ in any material respect from the Standard Form Agreements and that have been entered into in the ordinary course of business, Section 2.14(f)(ii) of the Disclosure Schedule lists all Contracts under which Seller, the Company or any Affiliated Company has granted, licensed, disclosed or provided any Company Intellectual Property to third parties, including any Contracts containing covenants not to sue, non-assertion provisions, or releases or immunities from suit with respect to Intellectual Property Rights included in the Company Intellectual Property.

(g) No Infringement. The operation of the business of Seller and the Company as it has been conducted since their respective formations, as currently conducted and as currently proposed to be conducted by Seller and the Company, (i) has not and does not (A) to the Knowledge of Seller, Infringe any Patent rights of any Person or (B) Infringe any other Intellectual Property Rights of any Person, and (ii) with respect to Intellectual Property Rights of any Person that exist or have been applied for as of the Closing Date, will not (A) to the Knowledge of Seller, Infringe any such Patent rights or (B) Infringe any other such Intellectual Property Rights when the operation of the business of the Company is conducted in substantially the same manner by Purchaser or its Affiliates following the Closing. Neither Seller nor the Company has received notice from any Person claiming that any part of the operation of the business of Seller and the Company as it has been conducted since their formation, as currently conducted and as proposed to be conducted by Seller and the Company, or any act, Company Product, Company In-Development Product, Company Technology or Company Intellectual Property Infringes any Intellectual Property Rights of any Person (nor does Seller have Knowledge of any basis for or threat of any of the foregoing). No Company Product, Company In-Development Product, Company Technology or Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by Seller or the Company or may affect the validity, registrability, use or enforceability of such Company Product, Company In-Development Product, Company Technology or Company Intellectual Property.

(h) Third Party Rights. No third party, including any Affiliated Company or other Affiliated Person, that has licensed (including by means of any covenant not to sue, non-assertion provision, or any release or immunity from suit) or provided to Seller, the Company or any Affiliated Company any Intellectual Property that is incorporated into or used in any Company Intellectual Property, any Company Technology, any Company Products, any Company In-Development Products, or any part of the operation of the business of Seller and the Company as it has been conducted since their respective formations, as currently conducted and as currently proposed to be conducted, has retained ownership of or any other rights to any Intellectual Property (including any improvements or derivative works) made or invented solely or jointly by Seller or the Company.

(i) Restrictions on Business. Neither this Agreement nor the transactions contemplated hereby will cause (i) the Company or, to the Knowledge of Seller, Purchaser or any of its Affiliates to lose any right to, or grant to any third party any right or additional right to or with respect to, any Intellectual Property (including Company Intellectual Property) owned by, or licensed to, any such Person or (ii) the Company or, to the Knowledge of Seller, Purchaser or any of its Affiliates to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party that (A) is included in any of the Company Products, Company In-Development Products or Company Intellectual Property, or (B) is used in the conduct of the business of Seller and the Company, which, in the case of clause (A) or (B), would be in excess of those payable by Seller and the Company in the absence of this Agreement or the transactions contemplated hereby.

(j) No Third Party Infringement. To the Knowledge of Seller, no Person has Infringed any Intellectual Property Rights included in the Company Intellectual Property or any Intellectual Property Rights in or to the Company Technology.

(k) Proprietary Information Agreements. Copies of Seller’s and the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and Seller’s and the Company’s standard form of consulting agreement and advisory agreement containing proprietary information, confidentiality and assignment provisions for consultants, independent contractors and advisors (the “Consultant Proprietary Information Agreement”) are attached to Section 2.14(k)(i) and Section 2.14(k)(ii), respectively, of the Disclosure Schedule. Each (A) current and former officer and employee of Seller or the Company, (B) current and former consultant, independent contractor and advisor of Seller or the Company, and (C) other individual who is or has been involved in the creation, invention or development of Intellectual Property or Company Products for or on behalf of Seller or the Company (each of (A) through (C), a “Contributor”), has executed and delivered (and to Seller’s Knowledge is and always has been in compliance with) an agreement in the form of the Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable, that has been duly countersigned by Seller or the Company, that does not deviate from such applicable standard form in any material respect, that contains no exceptions or exclusions from the scope of coverage of such applicable form, and that applies during the entire duration of such Contributor’s employment with or period of service to Seller or the Company, and each such executed agreement has been made available to Purchaser. No Contributor has claimed or alleged that any such Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement is invalid or unenforceable and neither Seller nor the Company has any reason to believe any such claim or allegation will be forthcoming. Without limiting the foregoing, except as described in Section 2.14(e) or Section 2.14(k)(iii) of the Disclosure Schedule, no Contributor owns or has any right, including any right to assert any Moral Rights, to any of the Company Products, Company In-Development Products or Company Intellectual Property, nor has any Contributor made to Seller or the Company or threatened any assertions with respect to any alleged ownership, interest or rights with respect to any of the Company Products, Company In-Development Products or Company Intellectual Property. To the Knowledge of Seller, no Contributor is, or has been at any time during employment with or period of service to Seller or the Company, subject to any Contract with any other Person which requires or has required such Contributor to assign, license or grant any right, title or interest in or to any Company Intellectual Property to any Person other than Seller or the Company.

(l) Protection of Confidential Information. Each of Seller and the Company has taken commercially reasonable and customary steps to protect the confidentiality of all confidential information and trade secrets of Seller and the Company and of all confidential information and trade secrets of any third party that has provided any confidential information to Seller or the Company.

(m) Government Funds and Contracts.

(i) No funding, facilities or resources, including any grants, incentives, benefits, qualifications or subsidies, of any (A) Governmental Entity, (B) university, college or other educational institution, (C) multi-national, bi-national or international governmental or quasi-governmental organization or (D) governmental or non-profit research center (collectively, “Government Grants”) have been granted to Seller or the Company or otherwise used in the development of any Company Products, Company In-Development Products, Company Intellectual Property or Company Technology.

(ii) Seller and the Company (A) do not have any obligation whatsoever with respect to royalties or other payments relating to, arising out of or in connection with any Government Grants and (B) are not in violation of the terms, conditions or requirements of any Government Grants.

(iii) No Governmental Entity has any license or rights, including any rights of assignment or grant-back, to any Company Products, Company In-Development Products, Company Intellectual Property or Company Technology.

(n) IP Assignment. None of Seller, the Company or any Affiliated Company has (i) assigned or transferred any Intellectual Property Rights, including any Company Intellectual Property, or any Company Technology to any Person (including any customer or potential customer), including pursuant to any Contract, purchase order, “work made for hire” or other arrangement, or (ii) customized any Company Product for any Person in a manner that would materially limit or impair Seller’s or the Company’s exclusive ownership of the related Intellectual Property Rights.

Section 2.15 Regulatory Compliance.

(a) All submissions made to Regulatory Authorities by Seller and the Company with respect to any Company Products or Company In-Development Products have complied with all applicable Laws in all material respects. Neither Seller nor the Company has received any written notice or communication, or, to the Knowledge of Seller, any other notice or communication, from any Regulatory Authority asserting any violation of, or failure to comply with, any Laws applicable to the research, development, manufacture, use, sale or investigation of any Company Products or Company In-Development Products, including any violation of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) (the “FDCA”), the Controlled Substances Act, and any FDA Form 483, Warning Letter or any other adverse action or notice from the FDA or other applicable Regulatory Authorities. Neither Seller nor the Company is subject to any FDA consent decree or any similar order of a Regulatory Authority or Governmental Entity.

(b) All preclinical research, development and manufacturing activities conducted by or on behalf of Seller and the Company have been and are being conducted in material compliance with applicable requirements of, as applicable, the FDCA, Good Clinical Practice regulations, and all applicable Laws relating to protection of human subjects, including those contained in 21 CFR Parts 50 and 56, good laboratory practice requirements and standards of 21 C.F.R. part 58, and, in each case, any comparable state and other applicable Laws.

(c) None of Seller, the Company, any representative of Seller or the Company or, to the Knowledge of Seller, any of its licensees or assignees of Company Intellectual Property Rights has received any written notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to recall or suspend the manufacture of any Company Product or Company In-Development Product.

(d) None of Seller, the Company or, to the Knowledge of Seller, any officers, key employees, or agents acting for Seller or the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, none of Seller, the Company, any of their officers or employees or, to the Knowledge of Seller, any of their agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign applicable Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state or foreign applicable Law.

(e) All animal studies or other preclinical tests performed by or on behalf of Seller and the Company either (i) have been conducted, in all material respects, in accordance with applicable Good Laboratory Practice regulations as described in 21 C.F.R. Part 58 or comparable foreign applicable Laws or (ii) if not required to be conducted in accordance with Good Laboratory Practices, have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by Seller and the Company.

(f) Seller has made available to Purchaser accurate and complete copies of all written material correspondence, minutes of meetings or memoranda of meetings with a Regulatory Authority that concerns any Company Product or Company In-Development Product.

Section 2.16 Title to Personal Property; Encumbrances. The Company has good and valid title to or, in the case of leased assets, a valid leasehold interest in, all material personal property and tangible assets used in or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except Permitted Liens. The facilities, machinery equipment and other tangible assets of the Company, taken as a whole, are in good operating condition and repair, reasonable wear and tear excepted.

Section 2.17 Real Property. The Company does not own and have never owned any real property. The Company has not entered into and is not bound by any lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property.

Section 2.18 Environmental Matters.

(a) For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental Laws” shall mean any federal, state or local Laws (including common law) applicable to Seller or the Company that regulate the protection of the environment, exposure of any individual to Hazardous Materials, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Hazardous Materials” shall mean any material, chemical, gas, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant” or that is otherwise regulated under Environmental Law.

(b) Except as would otherwise have a Company Material Adverse Effect: (i) each of Seller and the Company has complied at all times with all applicable Environmental Laws, holds all environmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary for the conduct of the business of Seller and the Company as currently conducted and as proposed to be conducted and is in compliance with respect thereto; (ii) none of the tangible property or assets (real, personal or mixed) currently owned, leased or operated by Seller or the Company (including soils, groundwater, surface water, buildings or other structures) are contaminated with any Hazardous Materials as a result of Seller’s or the Company’s use or occupation of such property or assets or, to the Knowledge of Seller, otherwise, in a manner that could result in Liability to, or a corrective action obligation on the part of, Seller or the Company; (iii) neither Seller nor the Company is subject to Liability for any Hazardous Materials disposal or contamination by Seller or the Company on any third party property; (iv) neither Seller nor the Company has received any written notice alleging that Seller or the Company may be in violation of or subject to Liability under any applicable Environmental Law; (v) neither Seller nor the Company is a party to, or named in, any order, decree, injunction or other agreement with any Governmental Entity relating to Liability of Seller or the Company under any Environmental Law or relating to Hazardous Materials; and (vi) Seller has made available to Purchaser copies of all written environmental reports, studies and sampling data in its possession relating to Seller or the Company or any of their property or assets (real, personal or mixed, tangible or intangible).

Section 2.19 Transactions with Affiliates.

(a) Definitions.

“Affiliated Company” means (i) Oscine Therapeutics IVS, Oscine Modeling IVS, Oscine Holdings IVS, and Oscine Therapeutics (U.S.) Inc. and (ii) any other Person (other than the Company) that is or was Controlled by or under common Control with Seller or any Person set forth in clause (i).

“Affiliated Person” means (i) any holder of Securities of Seller, (ii) any director, officer, employee or manager of Seller or the Company, (iii) any Person that Controls, is Controlled by, or is under common Control with Seller, or (iv) any member of the immediate family of any natural Person described in the preceding clauses (i), (ii) or (iii) and any Person that is Controlled by, or is under common Control with any such immediate family member.

“Control”, means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract or the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or equivalent ownership interests of such Person; and the terms “Controlling” and “Controlled” have meanings that correspond to the foregoing.

(b) Neither Seller nor the Company has, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services (other than services rendered in the ordinary course of business as director, officer, employee or manager of Seller or the Company) from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to, (iii) entered into or modified in any manner any material Contract (other than any employment agreement or offer letter set forth in Section 2.12(b) of the Disclosure Schedule) with, or (iv) borrowed any money from, or made or forgiven any loan or other advance to, any Affiliated Person.

(c) No person other than the Seller Members owns or has owned, beneficially or of record, any Securities of or rights to receive Securities of the entities set forth in clause (i) of the definition of “Affiliated Company”. Seller, the Key Employee, the Key Consultant and each Affiliated Company has transferred to the Company, free and clear of all Liens, all right, title and interest in and to all properties and assets, tangible and intangible, previously held by or owned by such Person that are used or held for use in or reasonably necessary for the business of the Company as currently conducted and currently proposed to be conducted. Each of the entities set forth in clause (i) of the definition of “Affiliated Company” is no longer in existence and all Liabilities thereof have been satisfied in full. After the Closing, neither Seller nor the Company shall have any liability for any Liabilities of any Affiliated Company.

(d) The (i) Contracts to which Seller or the Company are a party do not include any material obligation or commitment of Seller or the Company, on the one hand, to any Affiliated Person, on the other hand, (ii) assets of Seller and the Company do not include any material receivable or other obligation or commitment due from any Affiliated Person, and (iii) liabilities of Seller and the Company do not include any material payable or other obligation or commitment to any Affiliated Person.

(e) To the Knowledge of Seller, no Affiliated Person of Seller or the Company is a party to any Contract with any vendor or supplier of Seller or the Company.

Section 2.20 Unlawful Payments.

(a) None of Seller, the Company or, to the Knowledge of Seller, any manager, director, officer, agent, distributor, employee or other Person acting on behalf of or in the name of Seller or the Company with authority to do so has: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any foreign or domestic government official, employee or political candidate or established or maintained any unlawful or unrecorded funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction; (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any foreign or domestic government official or employee of any Governmental Entity; (v) received any unlawful discounts or rebates in violation of any applicable Law relating to antitrust or competition; or (vi) breached or waived any applicable foreign, federal or state law regarding business conduct, or any code of ethics promulgated by an applicable industry representative organization or trade organization applicable to the business of Seller and the Company as currently conducted regarding business conduct.

Section 2.21 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with the origination, negotiation or execution of this Agreement or the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or the Ancillary Agreements as a consequence of any action or inaction taken by the Company, Seller or any Seller Member.

Section 2.22 Books and Records. The minute books and stock records of Seller and the Company made available to Purchaser contain all (a) minutes of meetings of the managers and members of Seller and the board of directors and stockholders of the Company, (b) written statements of actions taken by the managers and members of Seller and the board of directors and stockholders of the Company without a meeting, and (c) records of the issuance, transfer and cancellation of all Securities of Seller and the Company, in each case since the date of formation of Seller and the date of incorporation of the Company. Such minute book and stock record book are true and complete.

Section 2.23 Review of Representations and Warranties; Complete Copies of Materials. Each of the managers of Seller and the directors and officers of the Company have reviewed the representations and warranties set forth in this Article II and the Disclosure Schedule. Seller has made available to Purchaser true and complete copies of (a) each document listed on the Disclosure Schedule, (b) each Material Contract and (c) each Contract to which an Affiliated Company is or was a party that constitute a Material Contract if entered into by Seller or the Company.

Section 2.24 Investor Representations.

(a) Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. Seller is capable of protecting Seller’s interests in connection with this Agreement, the Acquisition and the Acquisition Shares and bearing the economic risk of total loss of such investment.

(b) Seller is acquiring the Acquisition Shares for investment for Seller’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution, whether directly or indirectly, thereof in violation of the Securities Act or applicable state securities laws. Seller understands that the Acquisition Shares have not been, and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein.

(c) Seller understands that no public market now exists for the Acquisition Shares and that a public market for such securities may not develop in the future.

(d) Subject to Buyer’s compliance with Section 1.7(e)(i), Seller has had an opportunity to ask questions about and obtain any additional information material to, in each case, such Seller’s decision to approve this Agreement and the transactions contemplated hereby, including the Acquisition, and to execute this Agreement, and accept the Acquisition Shares, including an opportunity to discuss Purchaser’s business, operations and financial condition with Purchaser’s management and to review Purchaser’s financial statements.

(e) Seller acknowledges and agrees that the Acquisition Shares are “restricted securities” under United Stated federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things: the availability of certain current public information about Purchaser, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(f) Seller acknowledges and agrees that each certificate or other document evidencing Acquisition Shares or issued in exchange for or upon transfer of Acquisition Shares shall be bear, in addition to any other legends required under applicable securities laws or agreements between Seller and Purchaser, legends in substantially the following form; provided that the second paragraph below shall not apply at any time that the shares of Purchaser Common Stock are publicly traded.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL IN FAVOR OF THE COMPANY, AS PROVIDED IN THE BY-LAWS OF THE COMPANY.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered to Seller pursuant to this Agreement, Purchaser represents and warrants to Seller as of the date hereof (except for such representations and warranties as are made only as of a specific date, which shall only be made as of such date) as set forth below.

Section 3.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Purchaser has made available to Seller accurate and complete copies of Purchaser’s certificate of incorporation and bylaws, the ROFR Agreement and the Voting Agreement, each as amended to date, each of which in full force and effect on the date hereof.

Section 3.2 Authorization. Purchaser has all requisite corporate power and authority (i) to execute and deliver this Agreement and (ii) to consummate the transactions contemplated hereby, excluding for purposes of clause (ii) of this representation any of the transactions contemplated by Section 1.7 or Section 1.8. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no further corporate action is necessary on the part of Purchaser to authorize this Agreement or to consummate the transactions contemplated hereby, excluding for purposes of this representation consummation of any of the transactions contemplated by Section 1.7 or Section 1.8. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.3 No Conflict; Consents.

(a) Assuming the validity of the representations and warranties of Seller set forth in Section 2.5, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, Purchaser in connection with the execution and delivery of this Agreement or the consummation of the other transactions contemplated hereby (including the Acquisition), excluding for purposes of this Section 3.3(a) any of the transactions contemplated by Section 1.7 or Section 1.8.

(b) The execution and delivery by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any material violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination or cancellation under: (i) any provision of Purchaser’s certificate of incorporation and bylaws, the ROFR Agreement or the Voting Agreement, or (ii) any order of any Governmental Entity applicable to Purchaser or any of its material properties or assets, excluding for purposes of this Section 3.3(b) any of the transactions contemplated by Section 1.7 or Section 1.8.

Section 3.4 Litigation. There is no action, suit, claim, litigation, arbitration, proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser that questions the validity of this Agreement or the Ancillary Agreements, or the right of Purchaser to enter into this Agreement or any Ancillary Agreement, or to consummate the transactions contemplated hereby or thereby.

Section 3.5 Issuance of Shares. Any Acquisition Shares, when issued by Purchaser in accordance with this Agreement, will have been duly authorized and will be validly issued, fully paid and non-assessable and, assuming the validity of the representations and warranties of Seller set forth in Section 2.24, exempt from registration in accordance with the registration provisions of the Securities Act.

Section 3.6 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with the origination, negotiation or execution of this Agreement or the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or the Ancillary Agreements as a consequence of any action or inaction taken by Purchaser.

Section 3.7 Investment Purpose. Purchaser is acquiring the Outstanding Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the shares of Outstanding Common Stock are not registered under the Securities Act or any state securities laws, and that the shares of Outstanding Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Outstanding Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 3.8 No Other Representations. Purchaser acknowledges and agrees that (a) none of Seller, the Company or any other Person has made or is making any representation or warranty regarding the subject matter of this Agreement, except as expressly set forth in Article II of this Agreement and any Ancillary Agreements to which such Person is a party, and (b) Purchaser is not relying on any representations or warranties regarding the subject matter of this Agreement, except for the representations and warranties expressly set forth in this Article II of this Agreement, and for the representations and warranties of Seller, the Company and the Seller Members expressly set forth in the Ancillary Agreements; provided, however, that nothing in this Section 3.8 shall limit the rights of any Indemnified Party with respect to knowing and intentional misrepresentation or fraud by Seller or any Seller Member in connection with a representation or warranty expressly set forth in this Article II of this Agreement or pursuant to Section 6.1(a)(vi).

Section 3.9 Agreements with Key Employee and Key Consultant. Neither Purchaser nor any of its affiliates (within the meaning of 26 U.S.C. §1504, without regard to §1504(b)) as of immediately prior to the Closing has (a) entered into any Contract with (i) the Key Employee other than the Offer Letter, the At-Will Employment Agreement and the Restrictive Covenants Agreement or (ii) the Key Consultant other than the Consulting Agreement and the Restrictive Covenants Agreement or (b) made any commitment to provide any compensation or benefits to the Key Employee or the Key Consultant other than pursuant to the Offer Letter or the Consulting Agreement, as applicable.

ARTICLE IV

OTHER COVENANTS

Section 4.1 Post-Closing Covenants.

(a) Within ten (10) Business Days of the Closing Date, (i) Seller shall file a name change with the Delaware Secretary of State, changing Seller’s name to a name that does not include the word “Oscine,” any Company Trademarks (or any translation, transliteration, adaptation, derivation or combination thereof), or anything likely to cause confusion with the Company and shall update any state qualifications to do business as a foreign company to reflect such name change, and (ii) Seller and the Seller Members shall cease using the word “Oscine” or any Company Trademark (or any translation, transliteration, adaptation, or derivation or combination of the foregoing) to identify themselves or any Affiliate or in connection with the conduct of any business on or after the Closing. Notwithstanding the foregoing, after the closing of an Assignment Transaction pursuant to Section 1.8 hereof, the provisions of this Section 4.1 will be of no further force or effect and Seller shall be permitted to use the word “Oscine” or any Company Trademark listed in Section 2.14(b)(i)(B) of the Disclosure Schedule (or any translation, transliteration, adaptation, or derivation or combination of the foregoing) to identify itself or any Affiliate or in connection with the conduct of any business.

(b) From the Closing Date until the earlier of (x) payment of all Earn-Out Payments and (y) the end of the Earn-Out Period, Seller shall not, without Purchaser’s consent: (i) issue or sell any Securities of Seller, (ii) redeem, purchase or otherwise acquire any outstanding Securities of Seller, (iii) effect any direct or indirect Transfer of any Securities of Seller or of the right to receive any portion of the Earn-Out Consideration, including by amendment of the Charter Documents of Seller or the terms of any Securities of Seller, or (iv) effect any acquisition, liquidation or dissolution of Seller.

(c) From the Closing Date until the earlier of (i) payment of all Earn-Out Payments and (ii) the end of the Earn-Out Period, no Seller Member shall, without Purchaser’s consent, Transfer any Securities of Seller or any interest therein.

(d) The provisions of Section 4.1(b) and (c) shall not apply to (i) any Transfer by a Seller Member to any trust for the benefit of such Seller Member or the family of such Seller Member, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value and is otherwise in compliance with all applicable securities laws; (ii) any transaction between a Seller Member and Purchaser; and (iii) in the case of the University of Rochester, any Transfer to or among its Affiliates, provided that each transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value and is otherwise in compliance with all applicable securities laws.

(e) Notwithstanding the provisions of Section of Section 4.1(b) and (c), from and after the tenth (10th) anniversary of the Closing Date, the Seller Members shall be entitled to sell all or a portion of their respective units of membership interest in Seller to one or more Permitted Transferees (as defined below), subject to compliance with the terms of this Section 4.1(e). “Permitted Transfer” means a transfer of units of membership interest in Seller by a Seller Member satisfying each of the following requirements: (i) Seller shall provide written notice of each proposed transfer pursuant to this Section 4.1(e) to Purchaser not less than thirty (30) calendar days prior to the effective date thereof, including the identity of the proposed transferee(s), the transfer consideration, the intended date of transfer and any other information Purchaser may reasonably request, (ii) each transferee in such transfer shall be limited to bona fide financial investors (excluding, for example, entities focused on monetization of litigation liabilities or claims) and may not include any operating company, strategic investor or competitor of Purchaser; (iii) at the time of any proposed transfer, the transferring Seller Member and the proposed transferee shall have executed and delivered such documents, agreements, certifications, and representations as Purchaser may determine in good faith to be necessary or appropriate to satisfy all applicable securities Law requirements (including the exemption and disclosure provisions thereof), including representations and warranties equivalent to those set forth in Section 2.24; (iv) the proposed transferee shall have executed a joinder to this Agreement in form satisfactory to Purchaser agreeing to be bound to the terms hereof, including Section 1.7(e)(iv) and Article IV hereof, as a Seller Member; and (v) in no event shall the maximum number of Permitted Transferees exceed five. “Permitted Transferee” means a transferee of units of membership interest in a Permitted Transfer. On the effective date of the first Permitted Transfer and as a condition thereto, (x) Sections 1.7(b), (c) and (f) and Section 1.8 of this Agreement and any claim of Seller of breach or violation by Purchaser thereof or related thereto shall terminate and be of no further force and effect and (y) Seller shall deliver to Purchaser a release in form reasonably acceptable to Purchaser of any such claims, whether known or unknown. Any transfer that does not comply with all of the terms and provisions of this Section 4.1(e) shall be null and void.

(f) The Key Employee shall take each of the actions set forth on Schedule 4.1(f) hereto.

Section 4.2 Confidentiality; Public Disclosure. Any public announcement, press release or similar publicity regarding this Agreement and the transactions contemplated hereby, including the public disclosure thereof, will be issued, if at all, at such time and in such manner as Purchaser determines, with the prior consent of Seller, such consent not to be unreasonably conditioned, withheld or delayed. Seller and the Seller Members shall maintain the confidentiality of, and not disclose to any third party, without the consent of Purchaser, the existence and terms of this Agreement and the transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) or any other nonpublic, confidential or proprietary information concerning the transactions contemplated hereby or the Company except (i) to its or their respective legal, accounting and financial advisors that are bound by confidentiality restrictions, (ii) to the extent such information was previously publicly disclosed by Purchaser, (iii) to the extent such disclosure is required by applicable Law, in which case the party required to disclose such information shall promptly notify Purchaser of such disclosure and cooperate at Purchaser’s expense with Purchaser to the extent practicable so as to seek to limit the information disclosed to the information required by applicable Law to be disclosed and will, to the extent practicable and at Purchaser’s expense, seek to obtain a protective order over, or confidential treatment of, such information, and (iv) for disclosures in dispute resolution proceedings to the courts or arbitrators involved in such proceedings and to other Persons involved in such proceedings (e.g., attorneys and expert witnesses) that are bound by confidentiality obligations; provided, that such proceedings are brought in compliance with this Agreement, including Section 6.6 or Section 8.8, as applicable.

Section 4.3 Tax Matters.

(a) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for any Pre-Closing Tax Period that are required to be filed after the Closing Date taking into account any applicable extensions. Such Tax Returns shall be prepared, subject to the requirements of applicable Law, in accordance with past practice of the Company and, in the case of the United States federal income tax return Form 1120, shall be subject to Seller’s approval (which approval shall not be unreasonably withheld or delayed) and shall be delivered to Seller at least fifteen (15) calendar days prior to the due date (or if less than fifteen (15) days remain before filing is due, one third (1⁄3) of the days remaining between Closing and the filing due date to the extent feasible) for review and approval. Within five (5) Business Days following the delivery of such Tax Return to Seller, the Seller shall notify

Purchaser of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute. If Seller fails to notify Purchaser of any dispute within such five (5) Business Day period, such Tax Return shall be deemed to be accepted by Seller. If Seller notifies Purchaser in writing of any objection regarding such Tax Return within the time periods set forth in this Section 4.3(a), Purchaser and Seller shall cooperate in good faith to resolve such dispute as promptly as possible. If Purchaser and Seller are unable to resolve the dispute within five (5) Business Days after receipt of such objection, Seller shall submit such disputed items to a nationally recognized accounting firm reasonably acceptable to both the Seller and Purchaser (for purposes of this Section 4.3, the “Independent Accountants”) for resolution. The Independent Accountants shall, within forty-five (45) calendar days following its selection, deliver to Purchaser and Seller a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the parties thereto for the purposes hereof. If the Independent Accountants cannot resolve the dispute before the Tax Return that is the subject of a disagreement is due, such Tax Return shall be filed as prepared by Purchaser, subject to an amendment of the Tax Return upon resolution. The fees and disbursements of the Independent Accountants shall be apportioned equally (50/50) between Seller (on behalf of the Seller Members), on the one hand, and Purchaser, on the other hand.

(b) For purposes of this Agreement, in the case of any Taxes of the Company that are payable with respect to any Tax period beginning prior to the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of any such Taxes that relates to the Pre-Closing Tax Period shall: (i) in the case of real, personal and intangible property Taxes (and any other Taxes not based on or measured by income or receipts), equal the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending at the end of the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period; and (ii) in the case of all other Taxes, equal the amount due for such other Taxes as if the Company had performed an interim closing of the books as of the close of business on the Closing Date. For purposes of clause (ii) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Purchaser shall be responsible for, and shall have sole discretion with respect to, all Tax Returns required to be filed by the Company with respect to any taxable period that begins after the Closing Date.

(d) Purchaser and Seller shall provide each other with such cooperation and assistance as may be reasonably requested by either of them in connection with any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liability for Taxes, until the seventh (7th) anniversary of the Closing Date, and each will retain and provide the other with any records or information which may be necessary for such Tax Return Audit, or examination, proceedings or determination. Notwithstanding the foregoing or any other provision herein to the contrary, in no event will Seller be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Purchaser or its Affiliates (other than in respect of the Company for any Pre-Closing Tax Period).

(e) Purchaser shall notify Seller in writing within fifteen (15) calendar days from receipt of written notice by Purchaser or its Affiliates (including on or after the Closing Date, the Company) of any pending or threatened assessment or claim in any audit, litigation or other proceeding relating to any Tax Return or Taxes of the Company for any taxable period on or before the Closing Date and any Straddle Period (a “Tax Contest”). Purchaser shall have the right to control any such Tax Contests, including the settlement or other disposition thereof, provided, that (i) Seller shall have the right to participate, at its own expense, in any such Tax Contests that may give rise to an indemnification claim pursuant to Article VI, (ii) Purchaser shall consider in good faith any reasonable comments of Seller with respect to the conduct of such Tax Contests, (iii) Purchaser shall keep Seller reasonably informed of the status of such matter (including providing the Seller with copies of all material written correspondence with a taxing authority regarding such matter) and (iv) Purchaser shall have the right to settle, adjust or compromise any Tax Contest without the consent of the Seller; provided, however, that if Purchaser settles, adjusts or compromises any Tax Contest without the consent of the Seller, such action shall not be deemed conclusive of the existence of an indemnifiable claim or the amount of Damages for purposes of Article VI and no amounts shall be payable by the Seller Members pursuant to Article VI until a Notice of Claim is delivered pursuant to Section 6.6 and any portion of the Claimed Amount set forth therein is determined in accordance with the terms of Section 6.6 to constitute an Agreed Amount, Stipulated Amount and/or Award Amount, in which case any such amount shall be payable in accordance with Section 6.6. Failure to comply with this section shall not affect Purchaser’s right to indemnification pursuant to Article VI except to the extent such failure actually prejudices Seller’s rights with respect to such Tax Contest.

(f) Seller shall be entitled to all refunds of Taxes of the Company paid in respect of any Pre-Closing Tax Period, but only to the extent such refunds are actually received in cash or applied against cash Taxes actually payable. To the extent that any such amounts are received after the Closing by Purchaser or any of its Affiliates (including, after the Closing, the Company), Purchaser shall pay (or cause to be paid) to Seller such amounts, net of any reasonable out-of-pocket expenses incurred in obtaining such refund.

ARTICLE V

CLOSING DELIVERIES

Section 5.1 Deliveries by Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a) Each third party notice, consent, or waiver and termination of agreement set forth on Schedule 5.1(a).

(b) (i) The Offer Letter and At-Will Employment Agreement executed by the Key Employee; (ii) Restrictive Covenants Agreements executed by each of the Key Employee and the Key Consultant; and (iii) the Consulting Agreement executed by the Key Consultant.

(c) A certificate of good standing of Seller and the Company from the Secretary of State of the State of Delaware and all other jurisdictions in which Seller or the Company is required to be qualified to do business as a foreign company.

(d) Resignation letters from all officers and directors of the Company, effective as of the Closing.

(e) A certificate, validly executed by a manager of Seller, certifying as to the resolutions of the managers and any resolutions of the members of Seller approving this Agreement, the Ancillary Agreements to which Seller or any of its Subsidiaries is or will be a party, and the transactions contemplated hereby and thereby.

(f) Certificates representing the Outstanding Common Stock, duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by Seller and otherwise sufficient to vest in Purchaser good and marketable title to such shares.

(g) A “certificate of non-foreign status” in compliance with Treasury Regulation Sections 1.1445-2(b)(2), in substantially the form of Exhibit E hereto, executed by Seller.

(h) Certification, in form reasonably acceptable to Purchaser, that with respect to any Employee who would potentially be entitled to a “parachute payment” under Section 280G of the Code in connection with the transactions contemplated by this Agreement (i) such Employee executed a binding written waiver of any portion of such parachute payment as exceeds 2.99 times such Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code (any such waived portion, the “Waived Payments”) to the extent the Waived Payments are not subsequently approved pursuant to a stockholder vote approving the Waived Payments in accordance with the requirements of Section 280G(b)(5)(B) of the Code (for purposes of this section, the “Approval Requirements”), (ii) such a stockholder vote to approve the Waived Payments was held in the manner consistent with the Approval Requirements and (iii) (x) the requisite stockholders, in accordance with the Approval Requirements, approved the Waived Payments or (y) such stockholder approval was not obtained and, as a consequence, the Waived Payments will not be made.

Section 5.2 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a) (i) The Offer Letter and At-Will Employment Agreement with the Key Employee executed by Purchaser, (ii) the Restrictive Covenants Agreement with the Key Employee executed by Purchaser; (iii) the Consulting Agreement with the Key Consultant executed by Purchaser, and (iv) Restrictive Covenants Agreement with the Key Consultant executed by Purchaser.

(b) A certificate of good standing of Purchaser from the Secretary of State of the State of Delaware.

(c) A certificate, validly executed by the Secretary of Purchaser, certifying as to the requisite corporate resolutions, including resolutions of any stockholders, if required, of Purchaser approving this Agreement, the Ancillary Agreements to which Purchaser or any of its Subsidiaries is or will be a party, and the transactions contemplated hereby and thereby.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by the Seller Members.

(a) Subject to the other provisions of this Article VI, from and after the Closing, each Seller Member shall, severally but not jointly, indemnify, hold harmless and reimburse Purchaser and its Affiliates, including the Company, and any employee, director, officer, Affiliate, agent or representative of each of them (the “Indemnified Parties”) for any demand, claim, payment, obligation, action or cause of action, assessment, loss, liability, damages, cost, interest, award, judgment, penalty or expense (including any and all third party claims and reasonable attorneys’ fees and expenses, but excluding any punitive damages, except to the extent resulting from any third party claim) (collectively, “Damages”) incurred or sustained by the Indemnified Parties, or any of them, arising from, relating to or in connection with, directly or indirectly:

(i) any inaccuracy in or breach of any of the representations or warranties of Seller in this Agreement;

(ii) any failure by Seller or any Seller Member to perform or comply with any covenant or agreement in this Agreement;

(iii) any claims regarding ownership or rights to acquire Securities of the Company or Seller or any right or interest in any Earn-Out Payment;

(iv) without duplication, all Indebtedness and Acquisition Expenses to the extent not previously paid;

(v) any Indemnified Taxes of Seller;

(vi) any fraud prior to the Closing by Seller or any Seller Member in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby; or

(vii) the matter set forth in Schedule 6.1 hereto.

(b) For the purpose of determining the amount of Damages suffered (but not whether a breach occurred) by an Indemnified Party as a result of any breach of any representation or warranty of Seller or any Seller Member that is qualified by a materiality or a Company Material Adverse Effect qualifier or standard, such materiality or Company Material Adverse Effect qualifier or standard shall be disregarded.

(c) This Article VI provides for indemnification against all Damages incurred or sustained by one or more of the Indemnified Parties as a result of the matters set forth herein, whether such indemnification is (i) pursuant to a direct claim by any Indemnified Party or (ii) against Damages incurred or sustained as a result of a third party claim.

(d) For Tax purposes, any payment made pursuant to this Article VI shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 6.2 Survival of Representations, Warranties and Covenants.

(a) Subject to Section 6.2(b), (i) the representations and warranties of Seller set forth in Section 2.14 (Intellectual Property) (collectively, the “Intellectual Property Reps”) will survive until the date that is thirty (30) months after the Closing Date, except as set forth on Schedule 6.2(a)(i) hereto; (ii) (A) the representations and warranties of Seller set forth in Section 2.1 (Organization), Section 2.2 (Capitalization), Section 2.3 (Authority), Section 2.5 (“Size of Person” Threshold), Section 2.10 (Taxes), Section 2.21 (Brokers or Finders) and Section 2.24 (Investor Representations), including any bring-downs thereof on the date of issuance of any Acquisition Shares (collectively, together with the Affiliate Transaction Reps, the “Seller Fundamental Reps”), and (B) claims for indemnification of Damages based upon the breach of any covenant or obligation and the indemnifiable matters set forth in Section 6.1(a)(ii)-(a)(vi), will each survive until the expiration of the statute of limitations applicable to the subject matter of such representation or warranty or indemnifiable matter plus sixty (60) days (which, for clarity, in the case of (1) claims for indemnification of Damages pursuant to Section 6.1(a)(ii), may commence from the date of breach, (2) claims for indemnification of Damages pursuant to Section 6.1(a)(v) relating to Liability for Taxes arising in connection with payment of the Purchase Price, may commence from the date of such payment, and (3) in the case of claims with respect to a breach of the representations and warranties of Seller set forth in Section 2.24 (Investor Representations) made on the date of issuance of any Acquisition Shares, may commence from such date of issuance); (iii) the representations and warranties of Seller set forth in Section 2.19 (Transactions with Affiliates) (the “Affiliate Transaction Reps”) will survive until the seven (7) year anniversary of the Closing; (iv) the other representations and warranties of Seller set forth in Article II shall survive until the date that is fifteen (15) months after the Closing; and (v) claims for indemnification of Damages based upon the idemnifiable matters set forth in Section 6.1(a)(vii) will survive as set forth in Schedule 6.1(a)(vii); provided, however, that if a Notice of Claim (as defined in Section 6.6(a)) is delivered to Seller on or prior to the applicable expiration date of such representation or warranty or obligation to indemnify, then, notwithstanding anything to the contrary contained in this Section 6.2, such representation or warranty or obligation will not expire, but rather shall continue in full force and effect with respect to, and solely with respect to, the matters expressly set forth in such Notice of Claim until such time as such matters have been fully and finally resolved. Notwithstanding any other provision of this Agreement, to the extent the survival periods and termination dates applicable to the representations and warranties and indemnifiable matters set forth herein exceed any applicable statute of limitations, the survival periods and termination dates set forth herein shall supersede any statute of limitations applicable to such representations and warranties and indemnifiable matters.

(b) The representations and warranties set forth in Article III will survive until the six (6) month anniversary of the Closing.

(c) Notwithstanding anything to the contrary contained in Section 6.2(a) or Section 6.2(b), the limitations set forth therein will not apply in case of any knowing and intentional misrepresentation or fraud by Seller with respect to a representation or warranty expressly set forth in Article II of this Agreement or to the indemnifiable matters set forth in Section 6.1(a)(vi).

(d) All covenants and agreements set forth in this Agreement will survive the Closing in accordance with the terms thereof.

Section 6.3 Indemnification Basket. The provisions for indemnity contained in Section 6.1(a)(i) shall become effective only in the event that the aggregate amount of all Damages for which the Seller Members are liable under this Article VI exceeds seventy five thousand dollars ($75,000) (the “Indemnification Basket”), in which event, the Seller Members shall be responsible for the aggregate amount of such Damages in excess of the Indemnification Basket; provided, however, that claims for indemnification from and against Damages relating to (i) the Seller Fundamental Reps or (ii) any of the indemnifiable matters set forth in Section 6.1(a)(ii)-Section 6.1(a)(vii) shall not be subject to the Indemnification Basket.

Section 6.4 Limitations on Indemnity.

(a) The aggregate liability of each Seller Member for claims of indemnification from and against Damages pursuant to Section 6.1 will not exceed such Seller Member’s pro rata share (based upon such Seller Member’s Pro Rata Percentage) of: (i) with respect to Damages arising from or relating to any inaccuracy in or breach of representations and warranties other than the Intellectual Property Reps and the Seller Fundamental Reps, the Holdback Amount; (ii) with respect to Damages arising from or relating to any inaccuracy in or breach of the Intellectual Property Reps, an amount equal to the Holdback Amount plus twenty percent (20%) of any Earn-Out Payment that becomes due and payable; and (iii) with respect to Damages arising from or relating to any inaccuracy in or breach of the Seller Fundamental Reps, any knowing and intentional misrepresentation or fraud by Seller with respect to a representation or warranty expressly set forth in Article II of this Agreement, or the indemnifiable matters set forth in in Section 6.1(a)(ii)-Section 6.1(a)(vii), the Purchase Price actually received by or realized and payable to Seller, except as set forth in Schedule 6.1(a)(vii). Notwithstanding anything to the contrary herein, (i) no Seller Member shall be responsible for or liable under this Article VI for any breach of any investor representations pursuant to Section 1.7(e)(iv) by another Seller Member or any covenant set forth in Article IV made or committed solely by another Seller Member after the fifteen (15) month anniversary of the Closing Date, and (ii) the University of Rochester shall not be responsible for or liable under this Article VI for any Damages arising from any breach of any investor representations pursuant to Section 1.7(e)(iv) by another Seller Member or any covenant set forth in Article IV made or committed solely by another Seller Member in excess of the Holdback Amount.

(b) Claims by any Indemnified Party for indemnification from and against Damages shall be first satisfied by deduction of cash from the Holdback Amount in accordance with Section 6.6 and by setoff against the available portion of any Earn-Out Payment then payable pursuant to Section 1.7 in accordance with Section 6.6. To the extent that indemnifiable Damages exceed or may exceed the Holdback Amount and any Earn-Out Payment then payable pursuant to Section 1.7, they shall, subject to the limitations set forth in this Section 6.4 and Section 6.6, be recoverable in any manner permitted by applicable Law; provided, however, than Damages arising from or relating to any inaccuracy in or breach of the Intellectual Property Reps shall be satisfied solely in accordance with the first sentence of this clause (b), except in the case of any knowing and intentional misrepresentation or fraud by Seller with respect thereto, which may be recoverable in any manner permitted hereunder.

(c) The amount of any Damages for which indemnification is provided under this Article VI shall take account of and be reduced, to the extent necessary to prevent double recovery by an Indemnified Party, by (i) any indemnification or contribution payments actually recovered by such Indemnified Party from any third party, net of any expenses reasonably incurred in connection with the recovery of such amounts, and (ii) the amount of any insurance proceeds actually received by such Indemnified Party in respect thereof, net of any out-of-pocket expenses reasonably incurred in connection with the recovery of such amounts, in each case only to the extent that such amounts are recovered as a result of and reasonably related to the facts and circumstances giving rise to such Damages (each source identified in clauses (i) and (ii), a “Collateral Source”). In the event that any Damages become payable to an Indemnified Party pursuant to this Article VI or otherwise, such Damages shall become immediately due and payable, regardless of whether amounts payable from a Collateral Source, if applicable, have been determined. Notwithstanding the foregoing, no Indemnified Party shall have any obligation to pursue any Collateral Source with respect to any Damages or indemnification pursuant to this Article VI.

(d) No Indemnified Party shall have any right to indemnification pursuant to Section 6.1(a)(i) or Section 6.1(a)(v) in respect of Taxes of the Company to the extent such claim arises out of or is attributable to Purchaser or its Affiliates (including, after the Closing, the Company) having, after the Closing: (A) filed an amended income Tax Return of the Company with respect to a Pre-Closing Tax Period for which an income Tax Return was filed prior to the Closing, or (B) made, changed or revoked a Tax election with retroactive effect to a Pre-Closing Tax Period, except, in either case, as reasonably required to cause the Company’s Tax Returns and/or Tax elections to comply with all applicable Laws.

(e) Seller and the Seller Members shall not have any right of contribution, indemnification or right of advancement from Purchaser or any of its Affiliates with respect to any Damages claimed by an Indemnified Party.

Section 6.5 Defense of Third Party Claims(a) . In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which an Indemnified Party may be entitled to indemnification pursuant to this Article VI, such Indemnified Party shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own. If such Indemnified Party so proceeds with the defense of any such claim or Proceeding:

(a) subject to the other provisions of this Article VI, all expenses (including attorney’s fees) relating to the defense of such claim or Proceeding (and all amounts due pursuant to any settlement, adjustment or compromise with respect to such claim or Proceeding) shall be borne and paid exclusively by the Seller Members;

(b) Seller and the Seller Members shall make available to the Indemnified Party any documents and materials in their possession or control that may be necessary to the defense of such claim or Proceeding;

(c) the Indemnified Party shall consult with Seller regarding, and Seller will be entitled to participate in the defense of, any such claim or Proceeding on behalf of the Seller Members at the sole cost and expense of the Seller (on behalf of the Seller Members) (but not to appear of record or communicate with the Person asserting any such claim or Proceeding or its Representatives), and to receive, upon request copies of all pleadings, notices and settlement offers related thereto; and

(d) the Indemnified Party shall have the right to settle, adjust or compromise such claim or Proceeding without the consent of the Seller; provided, however, that if the Indemnified Party settles, adjusts or compromises any claim or Proceeding without the consent of the Seller, such action shall not be deemed conclusive of the existence of an indemnifiable claim or the amount of Damages for purposes of this Article VI and the Seller Members’ obligation to indemnify any Indemnified Party in connection with such claim or Proceeding shall be subject to the last sentence of this Section 6.5(d).

An Indemnified Party will give the Seller notice after it has been served in connection with the commencement of any such claim or Proceeding against any Indemnified Party; provided, however, that any failure on the part of any Indemnified Party to so notify the Seller will not limit any of the obligations of Seller or the Seller Members, or any of the rights of any Indemnified Party, under this Article VI, except to the extent such failure materially prejudices the defense of such Proceeding. If an Indemnified Party does not elect to proceed with the defense of any such Proceeding, the Seller may proceed with the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party or Indemnified Parties; provided, however, that the Seller may not settle or compromise any such Proceeding without the prior written consent of the Indemnified Party or Indemnified Parties, unless such settlement (x) is limited to monetary damages that are fully indemnified and paid to Purchaser and does not provide for injunctive or other non-monetary relief affecting any Indemnified Party, (y) does not include any finding or admission of violation of Law or the rights of any Person by any Indemnified Party or affect any other claim that may be made against any Indemnified Party, and (z) includes an unconditional release of each Indemnified Party from all liabilities in connection with such Proceeding. No amounts shall be payable by the Seller Members pursuant to this Section 6.5 until a Notice of Claim is delivered pursuant to Section 6.6 and any portion of the Claimed Amount set forth therein is determined in accordance with the terms of Section 6.6 to constitute an Agreed Amount, Stipulated Amount and/or Award Amount, in which case any such amount shall be payable in accordance with Section 6.6.

(e) The above provisions of this Section 6.5 shall not apply to any Third Party Claim that is a Tax Contest (which, for the avoidance of doubt, shall be governed by Section 4.3(e)).

Section 6.6 Claim Procedures. Any claim for indemnification pursuant to this Article VI will be brought and resolved exclusively in accordance with this Section 6.6.

(a) Notice of Claims for Indemnification. If any Indemnified Party has incurred or suffered or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article VI, such Indemnified Party may deliver a notice of claim (a “Notice of Claim”) to Seller. Each Notice of Claim shall: (i) state that such

Indemnified Party believes that such Indemnified Party is or may be entitled to indemnification, compensation or reimbursement under Article VI of the Agreement; (ii) contain a brief description of the circumstances supporting such Indemnified Party’s belief that such Indemnified Party is so entitled to indemnification; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of such circumstances (the aggregate amount of such estimate, as it may be modified in good faith by such Indemnified Party from time to time, being referred to as the “Claimed Amount”).

(b) Objecting to Claims for Indemnification. During the thirty (30) day period commencing upon delivery by an Indemnified Party to Seller of a Notice of Claim (the “Dispute Period”), Seller may deliver to the Indemnified Party who delivered the Notice of Claim a written response (the “Response Notice”) in which Seller: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting Seller’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if Seller asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount). If a Response Notice is not received by the Indemnified Party prior to the expiration of the Dispute Period, then Seller shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(c) Payment of Uncontested Amounts.

(i) If Seller delivers a Response Notice to the Indemnified Party agreeing that the full Claimed Amount is owed to the Indemnified Party or Seller does not deliver a Response Notice during the Dispute Period, then: (A) the lesser of the Then Remaining Holdback Amount (as defined below) and the entire Claimed Amount shall be deducted from the Holdback Amount; and (B) if the Then Remaining Holdback Amount is less than the Claimed Amount, the Seller Members shall, within ten (10) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, pay the amount of such shortfall to Purchaser. The “Then Remaining Holdback Amount” shall mean the amount by which the Holdback Amount exceeds the sum of all amounts previously deemed or determined to be due and owing to any Indemnified Party pursuant to this Article VI.

(ii) If Seller delivers a Response Notice to the Indemnified Party during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnified Party, then: (A) the lesser of the Then Remaining Holdback Amount and the entire Agreed Amount shall be deducted from the Holdback Amount; and (B) if the Then Remaining Holdback Amount is less than the Agreed Amount, the Seller Members shall, within ten (10) Business Days following the delivery of such Response Notice, pay the amount of such shortfall to Purchaser, subject to the limitations set forth in Section 6.4.

(d) Resolution of Contested Amounts.

(i) If Seller delivers a Response Notice to the Indemnified Party during the Dispute Period indicating that there is a Contested Amount, Seller and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnified Party and Seller resolve such dispute, then their resolution of such dispute shall be binding on Seller, the Seller

Member and such Indemnified Party and a settlement agreement stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by the Indemnified Party and Seller. Upon execution of a settlement agreement in favor an Indemnified Party, (A) the lesser of the Then Remaining Holdback Amount and the entire Stipulated Amount shall be deducted from the Holdback Amount; and (B) if the Then Remaining Holdback Amount is less than the Stipulated Amount, the Seller Members shall, within ten (10) Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, pay the amount of such shortfall to Purchaser, subject to the limitations set forth in Section 6.4.

(ii) If Seller and the Indemnified Party are unable to resolve the dispute relating to any Contested Amount during the thirty (30)-day period commencing upon the delivery of the Response Notice to the Indemnified Party, then either the Indemnified Party or Seller may submit the claim described in the Notice of Claim to arbitration to be settled by binding arbitration in New York, New York or San Francisco, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by the Indemnified Party and Seller; provided, however, that if the Indemnified Party and Seller fail to mutually select an arbitrator within fifteen (15) days after such dispute is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to deciding: (a) whether the Indemnified Party is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnified Party is entitled to recover; and (b) the non-prevailing party in the arbitration. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnified Party, if any (the “Award Amount”), shall be furnished to Seller and the Indemnified Party in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon Seller and the Indemnified Party. The non-prevailing party in any such arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses). If an Indemnified Party is found to be the prevailing party in any arbitration, the amount of the fees and expenses of such Indemnified Party payable by the non-prevailing party pursuant to the immediately preceding sentence shall be added to the Award Amount. The non-prevailing party shall be determined solely by the arbitrator. Upon determination of an Award Amount in accordance with this Section 6.6(d): (A) the lesser of the Then Remaining Holdback Amount and the entire Award Amount shall be deducted from the Holdback Amount; and (B) if the Then Remaining Holdback Amount is less than the Award Amount, the Seller Members shall, within ten (10) Business Days following the delivery of the final decision of the arbitrator (or such shorter period as may be set forth in such final decision), pay the amount of such shortfall to Purchaser, subject to the limitations set forth in Section 6.4.

(e) Holdback Release.

(i) No later than the Holdback Release Date, Purchaser shall reasonably and in good faith determine the aggregate amount, as of the Holdback Release Date, of any Claimed Amounts and Contested Amounts associated with all claims contained in Notices of Claim that have not been finally resolved and paid prior to such date (the “Unresolved Claims”) and shall release the amount, if any, by which the Then Remaining Holdback Amount exceeds the aggregate amount of Unresolved Claims (the “Holdback Release Amount”) from the Holdback Amount and pay such amount to Seller in accordance with Section 1.2(b); provided, however, that if at such time there are any Unresolved Claims for which known or potential Damages cannot yet reasonably be estimated, the Holdback Release Amount shall be zero dollars ($0.00). The portion of the Then Remaining Holdback Amount retained by Purchaser pursuant to this Section 6.6(e)(i) is referred to as the “Retained Amount”.

(ii) Following the Holdback Release Date, within ten (10) Business Days after the final resolution of all Unresolved Claims and the delivery to all Indemnified Parties of all amounts to be delivered to such Persons with respect to all Unresolved Claims from the Retained Amount, if any, Purchaser shall release the amount, if any, by which the Retained Amount exceeds the aggregate of all amounts delivered to Indemnified Parties following the Holdback Release Date (the “Remaining Retained Amount”) from the Holdback Amount and pay such amount to Seller in accordance with Section 1.2(b); provided, however, that if the Remaining Retained Amount is less than the amount to be delivered to the Indemnified Parties with respect to such Unresolved Claim, then the Seller Members shall, within ten (10) Business Days following the resolution of such Unresolved Claims, pay the amount of such shortfall to Purchaser, subject to the limitations set forth in Section 6.4.

(f) Set-Off and Payment of Claimed Amounts. All payments by the Seller Members described in this Section 6.6(f) shall be subject to the limitations on indemnity set forth in Article VI.

(i) Purchaser shall have the right to set off and apply against any Earn-Out Payment an amount up to the amount by which all Claimed Amounts specified in any Notice of Claim delivered by Purchaser hereunder prior to the date of the Earn-Out Payment against which such set off is applied exceed the Then-Remaining Holdback Amount if, (x) such amount has not otherwise been paid to Purchaser by the Seller Members and (y) such amount continues to be owed to or recoverable by any Indemnified Party pursuant to this Article VI (the “Offset Amount”). Notwithstanding the foregoing, Purchaser shall first reduce the Claimed Amounts by any portion thereof recovered from any Collateral Source before calculating the Offset Amount in accordance with this Section 6.6(f)(i).

(ii) In the event Purchaser exercises its set off rights pursuant to this Section 6.6(f) and withholds an Offset Amount from any Earn-Out Payment, Purchaser shall notify Seller thereof in writing (the “Offset Notification”) no later than the day that such Earn-Out Payment is due. The Offset Notification shall set forth in reasonable detail the basis for Purchaser exercising its set off rights pursuant to this Section 6.6(f). Upon the final resolution of all claims for indemnification with respect to which an Offset Notification is delivered in accordance with the provisions of this Article VI, Purchaser shall cause Seller to be paid the amount, if any, by which the Offset Amount exceeds the amount of Damages to which Purchaser has been deemed or determined to be entitled in connection with such resolution pursuant to this Article VI.

Section 6.7 Exclusive Remedy. The parties agree that after the Closing, this Article VI will constitute the sole remedy of any Indemnified Party for recovery of Damages incurred or sustained by the Indemnified Parties pursuant to this Agreement. Purchaser and Seller agree to the matter specifically set forth on Schedule 6.7. Notwithstanding anything herein to the contrary, nothing in this Article VI shall (a) limit or in any way restrict the representations, warranties and covenants of (i) the Assignee under Section 1.8 of this Agreement, (ii) Seller or any Seller Member under Article IV of this Agreement, or (iii) Purchaser, Seller or any Seller Member under any Ancillary Agreement, or (b) limit the rights or remedies of Purchaser or any other Indemnified Party with respect to equitable remedies for non-monetary damages, including specific performance, injunctive and other equitable relief.

Section 6.8 Authority of Seller. The Seller Members authorize, designate and appoint Seller to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Seller Members to, and Seller is hereby authorized and directed to, take such actions and exercise such rights, power and authority as are authorized, delegated and granted to Seller under this Article VI, including pursuant to Section 6.6, and to exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and decision or determination made by Seller consistent therewith shall be absolutely and irrevocably binding on each of the Seller Members as if such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person’s individual capacity.

Section 6.9 No Double Recovery. Notwithstanding anything to the contrary herein, no party shall be entitled to indemnification for Damages under any provision of this Agreement for any amount to the extent such party has previously been indemnified for Damages for such amount under any other provision of this Agreement.

ARTICLE VII

DEFINITIONS AND INTERPRETATION

Section 7.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Acquisition” has the meaning set forth in the recitals hereto.

“Acquisition Expenses” has the meaning set forth in Section 8.2 hereof.

“Acquisition Expenses Schedule” has the meaning set forth in Section 2.7 hereof.

“Acquisition Shares” has the meaning set forth in Section 1.7(e) hereof.

“Additional Assets” has the meaning set forth in Section 1.8(c)(ii) hereof.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Affiliate Transaction Reps” has the meaning set forth in Section 6.2(a) hereof.

“Affiliated Company” has the meaning set forth in Section 2.19(a) hereof.

“Affiliated Person” has the meaning set forth in Section 2.19(a) hereof.

“Agreed Amount” has the meaning set forth in Section 6.6(b) hereof.

“Agreement” or “this Agreement” means this Stock Purchase Agreement, together with the Exhibits and Schedules hereto.

“Ancillary Agreements” means the Offer Letter, the At-Will Employment Agreement, the Consulting Agreement, the Restrictive Covenants Agreements, and any certificate or other transaction document required to be delivered by Seller or any Seller Member hereunder.

“Approved Labeling” has the meaning set forth in Section 1.7(a) hereof.

“Assigned Assets” has the meaning set forth in Section 1.8(b) hereof.

“Assignee” has the meaning set forth in Section 1.8(a) hereof.

“Assignor” has the meaning set forth in Section 1.8(a) hereof.

“Assignment Election” has the meaning set forth in Section 1.8(a) hereof.

“Assignment Transaction” has the meaning set forth in Section 1.8(a) hereof.

“Assumed Liabilities” has the meaning set forth in Section 1.8(b) hereof.

“At-Will Employment Agreement” has the meaning set forth in the recitals hereto.

“Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Award Amount” has the meaning set forth in Section 6.6(d) hereof.

“Bankruptcy and Equity Exception” means (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

“Bankruptcy Code” has the meaning set forth in Section 1.7(g)(vi) hereof.

“Base Purchase Price” has the meaning set forth in Section 1.2 hereof.

“Benefit Plans” has the meaning set forth in Section 2.11(a) hereof.

“BLA” has the meaning set forth in Section 1.7(a) hereof.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the United States are authorized or required by law to close.

“Bylaws” means the Bylaws of the Company.

“Certificates” means each certificate or certificates which immediately prior to the Closing represented Outstanding Common Stock.

“Charter Documents” has the meaning set forth in Section 2.1(a) hereof.

“Claimed Amount” has the meaning set forth in Section 6.6(a) hereof.

“Closing” has the meaning set forth in Section 1.4 hereof.

“Closing Consideration” has the meaning set forth in Section 1.2 hereof.

“Closing Date” has the meaning set forth in Section 1.4 hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 6.4 hereof.

“Commercially Reasonable Efforts” has the meaning set forth in Section 1.7(a) hereof.

“Company” has the meaning set forth in the recitals.

“Company Capital Stock” means Common Stock or preferred stock of the Company.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company In-Development Products” has the meaning set forth in Section 2.14(a).

“Company Intellectual Property” has the meaning set forth in Section 2.14(a).

“Company Material Adverse Effect” means any result, occurrence, fact, change, event or effect (“Change”) that has, or could be expected to have, individually or in the aggregate, a material adverse effect on the business, capitalization, assets (whether tangible or intangible), Liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; except to the extent that any such Change directly results from: (i) Changes in Law or generally accepted accounting principles or the interpretation or method of enforcement thereof; (ii) changes in general economic or political conditions or the financing or capital markets in general in the United States or any country or region in the world, or changes in currency exchange rates; (iii) national or international political or social conditions, including earthquakes or other natural disasters, pandemics, riots, civil unrest and any military conflicts or acts of terrorism anywhere in the world; and (iv) the consummation of the transactions contemplated by this Agreement; which, in the cases of each of the foregoing clauses (i), (ii) and (iii), does not have a materially disproportionate or unique impact on the Company.

“Company Pluripotent Stem Cell Technology” has the meaning set forth in Section 1.7(a) hereof.

“Company Products” has the meaning set forth in Section 2.14(a) hereof.

“Company Registered Intellectual Property” has the meaning set forth in Section 2.14(a) hereof.

“Company Stock Option” means a compensatory option to purchase shares of Company Common Stock, whether vested or unvested.

“Company Technology” has the meaning set forth in Section 2.14(a) hereof.

“Company Warrants” means a warrant to purchase Company Capital Stock, whether vested or unvested.

“Conflict” has the meaning set forth in Section 2.4(b) hereof.

“Consultant Proprietary Information Agreement” means has the meaning set forth in Section 2.14(k).

“Consulting Agreement” has the meaning set forth in the recitals hereto.

“Contested Amount” has the meaning set forth in Section 6.6(b) hereof.

“Contract” means any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written and including any amendment or modification made thereto.

“Contributor” means has the meaning set forth in Section 2.14(k).

“Control” has the meaning set forth in Section 2.19(a) hereof.

“Damages” has the meaning set forth in Section 6.1 hereof.

“Danish Approval Milestone” has the meaning set forth in Section 1.7(d) hereof.

“Danish Approval Milestone Payment” has the meaning set forth in Section 1.7(d) hereof.

“Definitive Agreements” has the meaning set forth in Section 1.8(b) hereof.

“Development Progress Meeting” has the meaning set forth in Section 1.7(c) hereof.

“Distinct Indication” has the meaning set forth in Section 1.7(a) hereof.

“Distinct Jurisdiction” has the meaning set forth in Section 1.7(a) hereof.

“Disclosure Schedule” has the meaning set forth in Article II.

“Dispute Period” has the meaning set forth in Section 6.6(b) hereof.

“Earn-Out Payment” has the meaning set forth in Section 1.7(a) hereof.

“Earn-Out Period” has the meaning set forth in Section 1.7(a).

“Employee Proprietary Information Agreement” has the meaning set forth in Section 2.14(k).

“Environmental Laws” has the meaning set forth in Section 2.18(a) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESCs” has the meaning set forth in Section 1.7(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” has the meaning set forth in Section 2.20(a) hereof.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” has the meaning set forth in Section 2.15 hereof.

“Financial Statements” has the meaning set forth in Section 2.6(a) hereof.

“First Approval Milestone” has the meaning set forth in Section 1.7(d) hereof.

“First Approval Milestone Payment” has the meaning set forth in Section 1.7(d) hereof.

“First Primary Approval Milestone” has the meaning set forth in Section 1.7(d) hereof.

“First Primary Approval Milestone Payment” has the meaning set forth in Section 1.7(d) hereof.

“fraud” means common law fraud under Delaware law, and must include the element of scienter and a specific intent to deceive, but specifically excluding in all events any constructive fraud, fraud by negligence, fraud by innocent misrepresentation or other type of equitable fraud if such other type of equitable fraud does not include the element of scienter and a specific intent to deceive.

“GAAP” means United States generally accepted accounting principles.

“Government Grants” has the meaning set forth in Section 2.14(m) hereof.

“Governmental Entity” means any United States federal, state or local or any foreign government, or political subdivision thereof, including the Securities and Exchange Commission, the Defense Security Service, or CFIUS, or any multinational organization or authority, or any other authority, agency, commission or entity entitled to exercise any executive, legislative, judicial, regulatory, administrative or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), any stock exchange or self-regulatory agency such as FINRA, the NYSE, or NASDAQ, or any mediator, arbitrator or arbitral body.

“GPCs” has the meaning set forth in Section 1.7(a) hereof.

“Hadasit Supply Agreement” has the meaning set forth in Section 1.8(b) hereof.

“Hazardous Materials” has the meaning set forth in Section 2.18(a) hereof.

“Holdback Amount” has the meaning set forth in Section 1.3 hereof.

“Holdback Release Amount” has the meaning set forth in Section 6.6(e) hereof.

“Holdback Release Date” has the meaning set forth in Section 1.3 hereof.

“HSR Act” has the meaning set forth in Section 2.5 hereof.

“Indebtedness” means (i) all indebtedness, whether or not contingent, for borrowed money or for the deferred purchase price of property or services (including but not limited to amounts referred to by Seller or the Company as equipment debt, AR debt, and “growth capital” debt); (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations arising out of any financial hedging, swap or similar arrangements; (iv) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (v) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, (vi) all liabilities secured by any lien, pledge, charge, mortgage or security interest on any property, and (vii) all guarantee obligations, in each case including the principal amount thereof, any accrued interest thereon and any prepayment or other premiums, or termination or other fees with respect thereto.

“Indemnification Basket” has the meaning set forth in Section 6.3 hereof.

“Indemnified Parties” has the meaning set forth in Section 6.1.

“Indemnified Taxes” means (i) any Liability for Taxes of the Company, or for which the Company becomes liable, in each case, for any Pre-Closing Tax Periods (or portions thereof); (ii) any Liability for Taxes arising in connection with payment of the Purchase Price, including the Earn-Out Payments and any Transfer Taxes (other than the Transfer Taxes for which Purchaser is responsible pursuant to Section 1.6); and (iii) any Taxes of Seller or any Seller Member.

“Indication” has the meaning set forth in Section 1.7(a) hereof.

“Infringement” or “Infringe” has the meaning set forth in Section 2.14(a).

“Intellectual Property” has the meaning set forth in Section 2.14(a) hereof.

“Intellectual Property Reps” has the meaning set forth in Section 6.2 hereof.

“Intellectual Property Rights” has the meaning set forth in Section 2.14(a) hereof.

“Interim Balance Sheet” has the meaning set forth in Section 2.6(a) hereof.

“Interim Balance Sheet Date” has the meaning set forth in Section 2.6(a) hereof.

“iPSCs” has the meaning set forth in Section 1.7(a) hereof.

“IRS” means the United States Internal Revenue Service.

“Key Consultant” has the meaning set forth in the recitals.

“Key Employee” has the meaning set forth in the recitals.

“Knowledge” with respect to an entity means the actual knowledge of the officers of such entity together with such information as would reasonably be expected to be known by any individual having the professional duties and responsibilities of such person after reasonable inquiry.

“Law” means any law, statute, rule, ordinance, regulation, judgment, order, injunction or decree of any United States federal, state, local or foreign government or agency thereof, including securities or “blue sky” laws.

“Liabilities” means with respect to any Person, all debts, liabilities, commitments, losses, deficiencies, duties, charges, damages, costs, fees, expenses and obligations of any kind (whether asserted or unasserted, known or unknown, absolute or contingent, accrued, due or to become due, secured or unsecured, liquidated, matured or otherwise), including, but not limited to, accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations, deferred revenue and all other liabilities of such Person or any of its Subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Indebtedness, Acquisition Expenses and Taxes.

“Licensed Data” has the meaning set forth in Section 1.8(b) hereof.

“Licensed Field” has the meaning set forth in Section 1.8(b) hereof.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, right of first offer or refusal, community or marital property interest, transfer restriction of any kind or other encumbrance of any sort.

“Material Contract” has the meaning set forth in Section 2.13(b) hereof.

“Milestone” has the meaning set forth in Section 1.7(a) hereof.

“Moral Rights” has the meaning set forth in Section 2.14(a) hereof.

“NDA” has the meaning set forth in Section 1.7(a) hereof.

“Negotiation Election” has the meaning set forth in Section 1.8(a) hereof.

“Negotiation Notice” has the meaning set forth in Section 1.7(f) hereof.

“Negotiation Period” has the meaning set forth in Section 1.8(c) hereof.

“Notice of Breach” has the meaning set forth in Section 1.7(f) hereof.

“Notice of Claim” has the meaning set forth in Section 6.6(a) hereof.

“Notification Date” has the meaning set forth in Section 1.7(e) hereof.

“Offer Letter” has the meaning in the recitals hereto.

“Offset Amount” has the meaning set forth in Section 6.6(f) hereof.

“Offset Notification” has the meaning set forth in Section 6.6(f) hereof.

“Outstanding Common Stock” means each share of Company Common Stock issued and outstanding immediately prior to the Closing.

“Patents” has the meaning set forth in Section 2.14(a) hereof.

“Permitted Liens” means any (a) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’, processors’, maritime, consignees’, warehousemens’ and other like Liens arising or incurred in the ordinary course of business and for amounts which are not yet due and payable, (b) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) Liens for real and personal property Taxes not yet due and payable, and (d) Liens arising solely by action of Purchaser.

“Permitted Transfer” has the meaning set forth in Section 4.1(e) hereof.

“Permitted Transferee” has the meaning set forth in Section 4.1(e) hereof.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Phase II Clinical Trial” has the meaning set forth in Section 1.7(a) hereof.

“Phase II Milestone” has the meaning set forth in Section 1.7(d) hereof.

“Phase II Milestone Payment” has the meaning set forth in Section 1.7(d) hereof.

“Post-Closing Tax Period” means any taxable period (or portion thereof) that ends after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on the Closing Date or ending prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Primary Approval Milestones” has the meaning set forth in Section 1.7(d) hereof.

“Primary Approval Milestone Payments” has the meaning set forth in Section 1.7(d) hereof.

“Pro Rata Percentage” means, with respect to each Seller Member, the percentage set forth opposite such Seller Member’s name on Schedule 7.1 hereto.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Product” has the meaning set forth in Section 1.7(a) hereof.

“Program Assets” has the meaning set forth in Section 1.8(c) hereof.

“Program License” has the meaning set forth in Section 1.8(c) hereof.

“Purchase Price” has the meaning set forth in Section 1.2 hereof.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Common Stock” means shares of common stock, $0.0001 par value per share, of Purchaser.

“Registered Intellectual Property” has the meaning set forth in Section 2.14(a) hereof.

“Regulatory Approval” has the meaning set forth in Section 1.7(a) hereof.

“Regulatory Authority” means any federal, national, or multinational governmental health regulatory agency or authority within a regulatory jurisdiction, with the authority to grant approvals, licenses, registrations or authorizations necessary for the development, manufacture, use, and sale of a pharmaceutical product.

“Remaining Retained Amount” has the meaning set forth in Section 6.6(e) hereof.

“Representatives” means a Person’s managers, directors, officers, employees, agents or advisors, including investment bankers, attorneys and accountants.

“Required Consents” has the meaning set forth in Section 1.8(b) hereof.

“Response Notice” has the meaning set forth in Section 6.6(b) hereof.

“Restricted Party” has the meaning set forth in Section 2.9(c).

“Restricted Stock” means any shares of Company Common Stock subject to forfeiture, redemption and/or repurchase pursuant to a restricted stock or similar compensatory agreement or arrangement.

“Restrictive Covenants Agreement” has the meaning set forth in the recitals hereto.

“Retained Amount” has the meaning set forth in Section 6.6(e) hereof.

“Retained Liabilities” has the meaning set forth in Section 1.8(b) hereof.

“Revised Spending Requirements” has the meaning set forth in Section 1.7(f) hereof.

“Rochester License” means the Exclusive Patent License Agreement, dated as of October 1, 2018, originally by and among the University of Rochester, Seller and the Company, as amended on November 15, 2018, as amended and restated effective as of the Closing Date and as may be amended from time to time thereafter.

“Rochester SRA” means the Master Sponsored Research Agreement, dated as of October 1, 2018, originally by and among the University of Rochester, Seller and the Company, as amended effective as of the Closing Date and as may be amended from time to time thereafter.

“ROFR Agreement” has the meaning set forth in Section 1.7(e) hereof.

“Second Primary Approval Milestone” has the meaning set forth in Section 1.7(d) hereof.

“Second Primary Approval Milestone Payment” has the meaning set forth in Section 1.7(d) hereof.

“Security” or “Securities” means any common stock, preferred stock, convertible notes, options, warrants, or any other securities convertible into, exercisable for, or subscriptions or rights to acquire, any such securities.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Fundamental Reps” has the meaning set forth in Section 6.2(a) hereof.

“Sellers” has the meaning set forth in the preamble hereto.

“Seller Members” means each of the members of Seller as of the date hereof and, after the Closing, shall include any Person who becomes a member of Seller in accordance with Section 4.1(d) or (e).

“Specified Liabilities” has the meaning set forth in Section 1.8(b) hereof.

“Spending Requirements” has the meaning set forth in Section 1.7(f) hereof.

“Standard Form Agreements” has the meaning set forth in Section 2.14(f) hereof.

“Stipulated Amount” has the meaning set forth in Section 6.6(d) hereof.

“Straddle Period” has the meaning set forth in Section 4.3 hereof.

“Subsequent Approval Milestone” has the meaning set forth in Section 1.7(d) hereof.

“Subsequent Approval Milestone Payment” has the meaning set forth in Section 1.7(d) hereof.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” means (i) any and all net income, corporate, capital gains, capital acquisitions, inheritance, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any Tax Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group during any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to indemnify (or otherwise assume or succeed to the liability of) any other Person.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the assessment, determination, collection, imposition or administration of any Taxes.

“Tax Contest” has the meaning set forth in Section 4.3(e) hereof.

“Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, claims for refund, and information returns and any amendments thereto.

“Technology” has the meaning set forth in Section 2.14(a) hereof.

“Then Remaining Holdback Amount” has the meaning set forth in Section 6.6(c) hereof.

“Termination Decision” has the meaning set forth in Section 1.8(a) hereof.

“Trade Law” means all applicable Laws relating to the sale, marketing, promotion, export, re-export, and transfer of goods, software, and technology administered by an agency of the U.S. government, or by a non-U.S. government (except to the extent inconsistent with U.S. law) including: the Arms Export Control Act (22 U.S.C. § 2751 et seq.); the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.); the Export Administration Act of 1979, as amended (50 U.S.C. App. §§ 2401-2420); the Export Administration Regulations (15 C.F.R. § 730 et. seq.); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706); the Foreign Trade Regulations (15 C.F.R. Part 30); regulations and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); Executive Orders of the President of the United States regarding restrictions on trade with designated countries and persons; the anti-boycott regulations administered by the U.S. Department of Commerce (15 C.F.R. Part 760); the anti-boycott provisions administered by the U.S. Department of the Treasury (26 U.S.C. § 999 and related Treasury Guidelines); the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.) and applicable Laws governing imports and customs.

“Trademarks” has the meaning set forth in Section 2.14(a) hereof.

“Transfer” means any assignment, distribution, sale, offer to sell, gift, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbrance.

“Transfer Taxes” has the meaning set forth in Section 1.6 hereof.

“Unregistered Intellectual Property” has the meaning set forth in Section 2.14(a) hereof.

“Unresolved Claims” has the meaning set forth in Section 6.6(e) hereof.

“Voting Agreement” has the meaning set forth in Section 1.7(e) hereof.

“Voting Debt” has the meaning set forth in Section 2.2(e) hereof.

“VWAP” means, with respect to any trading day, the daily volume-weighted average trading price per share of the common stock of the Company for such day on the principal trading market for such common stock, as reported by Bloomberg US L.P. (or successor thereto) using its “Volume at Price” functions (based on a trading day from 9:30:00 a.m. (New York City time) to 4:00:01 p.m. (New York City time)).

Section 7.2 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) Only such documents and information as have been made available to Purchaser in the electronic data room of Seller to which Purchaser was provided access at least two (2) Business Days prior to the date hereof shall be considered to have been “made available” or “provided” to Purchaser for purposes of this Agreement.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Release.

(a) To the fullest extent permitted by applicable Law, Seller and each Seller Member (for purposes of this section, each a “Releasor”), upon the Closing, shall be deemed to have, and hereby does, full, unconditionally and irrevocably release and forever discharge the Company, Purchaser, and their Affiliates, along with their respective predecessors, successors and assigns, as well as each of their respective directors, officers, managers, members, employees and shareholders (for purposes of this section, the “Released Persons”), from any and all claims, counterclaims, charges, complaints, liens, demands, suits, causes of action, obligations, damages, demands, losses and Liabilities, costs and expenses, of every kind and nature whatsoever, past, present or future, at law or in equity, both known and unknown, asserted or unasserted, contingent or otherwise (collectively, for purposes of this section, “Claims”), which the Releasor had, now has or may claim against the Released Persons, in each case arising out of, in connection with, or relating to any act, omission or event which occurred on or before the Closing Date, including, without limitation: (i) with respect to the Releasor’s status as a holder of Securities of the Company or Seller, including any and all issuances by Seller or the Company of debt, equity and/or other Securities, the Releasor’s right to acquire any Securities of Seller or the Company, and any rights of acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event on or after the Closing, in favor of any Security of the Company; (ii) any claims of breach of contract (express or implied), breach of fiduciary duty, misrepresentation, fraud, breach of covenant of good faith and fair dealing, wrongful termination, loss of future earnings, slander, infliction of emotional distress, disability, defamation, violation of federal, state or local labor, equal opportunity or employment discrimination Laws, violation of federal and state securities Laws and other violations of Law, whether in the United States or elsewhere and (iii) in the case of the University of Rochester, any Claims arising out of, in connection with, or relating to (x) any omission or event which occurred on or before the Closing Date in connection with the Rochester License or the Rochester SRA or (y) for any issuances of Securities pursuant to Section 8.1 of the Rochester License, all of which have been satisfied by the payment terms and provisions of this Agreement; provided, however, that the release set forth herein shall not include (and the term “Claims” does not include) (A) the rights of any Releasor pursuant to this Agreement and the Ancillary Agreements, including Seller’s right to receive the Purchase Price pursuant to the terms of this Agreement; (B) the right to wages or consulting fees earned by the Releasor with respect to services rendered to the Company during the pay period immediately preceding the Closing but unpaid as of the Closing; (C) claims under the Age Discrimination in Employment Act or Older Workers’ Benefits Protection Act; or (D) any other claims that may not be released under this release in accordance with applicable Law.

(b) The terms and provisions of Section 8.1(a) are specific terms of the Acquisition, and the approval and adoption of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby by Seller and the Seller Members pursuant to the execution and delivery of this Agreement shall constitute approval by such Persons, as specific terms of the Acquisition, and the irrevocable agreement of such Persons to be bound by such terms and provisions.

Section 8.2 Fees and Expenses. Except as specifically provided in this Agreement, all fees, costs and expenses incurred or accelerated in connection with the process of selling the Company or otherwise relating to the negotiation, preparation, or execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby incurred by Seller or the Company (including on behalf of the Seller Members) (including both paid and unpaid amounts, whether or not invoiced or payable as of the Closing), including (a) all fees, costs and expenses of legal counsel to Seller or the Company or their respective managers or boards of directors or accounting, financial and other professional advisors in connection with the transactions contemplated by this Agreement, including all brokers’, finders’ or similar fees, (b) all liquidation or prepayment premiums on Indebtedness of Seller or the Company or other fees or expenses associated with obtaining the release and termination of any Liens and termination of any Benefit Plans, (c) any fees and expenses (other than legal expenses) associated with obtaining necessary or appropriate consents or waivers of any Governmental Entity or third parties, (d) any bonus, change in control, severance or similar payment or benefit made or required to be made as a result of the transactions contemplated by this Agreement, together with the employer portion of any Tax attributable to such payments or benefits, and (e) any Transfer Taxes (other than the Transfer Taxes, if any, for which Purchaser is responsible pursuant to Section 1.6) (collectively, the “Acquisition Expenses”), shall be invoiced prior to the Closing and set forth on the Acquisition Expenses Schedule. For purposes of the foregoing definition of Acquisition Expenses, any Acquisition Expenses unpaid as of the date of the Acquisition Expenses Schedule to the extent not reflected thereon, or incurred thereafter, will nonetheless be deemed to be Acquisition Expenses. All fees, costs and expenses incurred by Purchaser or its Affiliates in connection with this Agreement and the consummation of the Acquisition or any of the other transactions contemplated hereby shall be paid by Purchaser or its Affiliates.

Section 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of Purchaser and Seller and, in the case of Article IV, Article VI or Section 8.1 hereof, the Seller Members.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received (a) when delivered personally, (b) if sent by electronic mail, upon confirmation of receipt, including by automatic delivery confirmation, or (c) when delivered by express courier or registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Seller, to

Oscine Holdings, LLC

1034 Sunset Trail

Webster, NY 14580

Attention: Dr. Steven A. Goldman, M.D., Ph.D.

email: Steven_Goldman@URMC.Rochester.edu

with a copy (which shall not constitute notice) to

Christina Trojel-Hansen

1525 9th Ave Apt 3310

Seattle, WE 98101

Christina.trojel@gmail.com

CTrojel@archventure.com

and

(b)	if to Purchaser, to

Sana Biotechnology, Inc.

188 E. Blaine Street, Suite 400

Seattle, Washington 98102

Attention: General Counsel

email: legal_notices@sana.com

with a copy (which shall not constitute notice) to

Woodside Counsel, PC

203 Redwood Shores Parkway, Suite 610

Redwood Shores, California 94065

Attention: Gregory Smith

email: Gregory@woodsidecounsel.com

(c)	if to a Seller Member, to the address set forth on such Seller Member’s signature page hereto.

Section 8.5 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 8.7 Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules attached hereto) together with the Ancillary Agreements (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby; and (b) shall not be assigned by operation of law or otherwise except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Purchaser, provided that Purchaser remains ultimately responsible for the payment of all Earn-Out Payments if and when they become due.

Section 8.8 Governing Law; Waiver of Jury Trial; Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. Except as set forth in Section 4.3 and Section 6.6(d), if the parties hereto are unable to resolve any dispute arising under or relating to this Agreement during the thirty (30) calendar day period commencing upon the delivery of a notice of such dispute to any of the parties hereto, then any such party may submit the dispute to arbitration to be settled by binding arbitration in New York, New York or San Francisco, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by the parties; provided, however, that if the parties fail to mutually select an arbitrator within fifteen (15) days after such dispute is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The final decision of the arbitrator shall be furnished to the parties in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the parties.

Section 8.9 Specific Performance. The parties acknowledge and agree that: (a) Purchaser would be damaged irreparably in the event any of the provisions of Article IV of this Agreement is not performed in accordance with its specific terms or is otherwise breached and (b) Seller would be damaged irreparably in the event any of the provisions of Section 1.8(b) of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any other remedy to which such party may be entitled pursuant hereto, (i) Purchaser shall be entitled to an injunction or injunctions to prevent or remedy a breach of Article IV of this Agreement by any other party or to enforce specifically Article IV of this Agreement, and (ii) Seller shall be entitled to an injunction or injunctions to prevent or remedy a breach of Section 1.8(b) of this Agreement by Purchaser or to enforce specifically Section 1.8(b) of this Agreement, in each case without any requirement to post a bond.

Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.11 Legal Representation. Each of the parties to this Agreement further agrees to permit any privilege attaching as a result of the services provided by Morrison & Foerster LLP as counsel to Seller or any Seller Member (including with respect to information related to the Company) and the Company in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements to survive the Closing and to remain in effect, and such privilege shall continue to be controlled solely by Seller following the Closing. In addition, all privileged client files and records in the possession of Morrison & Foerster LLP and all privileged files and records in possession of the Company related to the negotiation of the transactions contemplated by this Agreement and the other Ancillary Agreements shall be the sole and exclusive property of (and be solely controlled by) Seller, and neither Purchaser nor the Company shall retain any copies of such records or have any access thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER: SANA BIOTECHNOLOGY, INC.
By:	/s/ Steven D. Harr, M.D.
Name:	Steven D. Harr, M.D.
Title:	President and Chief Executive Officer

SELLER:

OSCINE HOLDINGS, LLC

By: /s/ Dr. Steven A. Goldman, M.D., Ph.D.
Name: Dr. Steven A. Goldman, M.D., Ph.D.
Title: Manager

By: /s/ Christina Trojel Hansen, Ph.D.
Name: Christina Trojel-Hansen, Ph.D.
Title: Manager

SELLER MEMBERS:

/s/ Dr. Steven A. Goldman, M.D., Ph.D.
Dr. Steven A. Goldman, M.D., Ph.D.

/s/ Christina Trojel Hansen, Ph.D.
Christina Trojel-Hansen, Ph.D.

UNIVERSITY OF ROCHESTER

By: /s/ Douglas W. Phillips
Name: Douglas W. Phillips
Title: Senior Vice President and CIO